Exhibit 10.1

Execution Version

TAX MATTERS AGREEMENT

DATED AS OF OCTOBER 31, 2014

BETWEEN

KIMBERLY-CLARK CORPORATION

AND

HALYARD HEALTH, INC.

TABLE OF CONTENTS

SECTION 1.	Definition of Terms	2

SECTION 2.	Allocation of Tax Liabilities and Tax Benefits	8
2.1	Liability for and the Payment of Taxes	8
2.2	Allocation Rules	11

SECTION 3.	Preparation and Filing of Tax Returns	13
3.1	Joint Returns	13
3.2	Separate Returns	15
3.3	Special Rules Relating to the Preparation of Tax Returns	15
3.4	Reliance on Exchanged Information	17
3.5	Allocation of Tax Items	17

SECTION 4.	Tax Payments	17
4.1	Payment of Taxes to Tax Authority	17
4.2	Indemnification Payments	17
4.3	Initial Determinations and Subsequent Adjustments	19
4.4	Interest on Late Payments	20
4.5	Payments by or to Other Group Members	20
4.6	Procedural Matters	20
4.7	Tax Consequences of Payments	20

SECTION 5.	Assistance and Cooperation	20
5.1	Cooperation	20
5.2	Supplemental Tax Opinions	21

SECTION 6.	Tax Records	21
6.1	Retention of Tax Records	21
6.2	Access to Tax Records	21
6.3	Confidentiality	21

SECTION 7.	Tax Contests	22
7.1	Notices	22
7.2	Control of Tax Contests	22
7.3	Cooperation	23

SECTION 8.	Restriction on Certain Actions of External Distributing and External SpinCo	23
8.1	General Restrictions	23
8.2	Restricted Actions Relating to Tax Materials	24
8.3	Certain External SpinCo Actions Following the Effective Time	24

SECTION 9.	General Provisions	25
9.1	Limitation of Liability	25
9.2	Entire Agreement	25

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9.3	Governing Law	25
9.4	Termination	25
9.5	Notices	25
9.6	Counterparts	26
9.7	Binding Effect; Assignment	26
9.8	No Third Party Beneficiaries	26
9.9	Severability	26
9.10	Failure or Indulgence Not Waiver; Remedies Cumulative	26
9.11	Amendments; Waivers	26
9.12	Authority	27
9.13	Construction	27
9.14	Interpretation	27
9.15	Predecessors or Successors	27
9.16	Effective Time	27
9.17	Change in Law	27
9.18	Disputes	27

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TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of October 31, 2014, between Kimberly-Clark Corporation, a Delaware corporation (“External Distributing”), and Halyard Health, Inc., a Delaware corporation (“External SpinCo”). Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.

RECITALS

WHEREAS, External SpinCo is a wholly owned Subsidiary of External Distributing; and

WHEREAS, the Board of Directors of External Distributing has determined that it would be appropriate and desirable for External Distributing to separate the External SpinCo Group from the External Distributing Group, as contemplated by the Distribution Agreement (the “Separation”); and

WHEREAS, in furtherance thereof, the Board of Directors of External Distributing has determined that, in connection with the Separation, it would be appropriate and desirable for (i) Kimberly-Clark Worldwide, Inc., a Delaware corporation and wholly-owned subsidiary of External Distributing (“Internal Distributing”), to contribute (such contribution, the “Internal Contribution”) certain assets and liabilities to Avent, Inc., a Delaware corporation (“Internal SpinCo”), and to distribute its entire interest in the stock of Internal SpinCo to External Distributing (the “Internal Distribution”) in what is intended to qualify, together with the Internal Contribution, as a “reorganization” described under Sections 368(a)(1)(D) and 355 of the Code, and (ii) following the transactions described in clause (i), for External Distributing (A) to transfer (or cause its Subsidiaries to transfer) certain assets and liabilities associated with the External SpinCo Business to External SpinCo (or to certain other Persons that will become members of the External SpinCo Group pursuant to the Separation), (B) to contribute to External SpinCo (1) all of the outstanding shares of stock of Halyard Healthcare, Inc., (such contribution, “External Contribution 1”), (2) all of the membership interests of Halyard Sales LLC (such contribution, “External Contribution 2”), and (3) all of the stock of Internal SpinCo (such contribution, “External Contribution 3” and together with External Contribution 1 and External Contribution 2, the “External Contributions”), and (C) to distribute its entire interest in the stock of External SpinCo on a pro rata basis to holders of External Distributing common stock (the “External Distribution”) in what is intended to qualify, together with the External Contributions, as a “reorganization” described under Sections 368(a)(1)(D) and 355 of the Code; and

WHEREAS, the Board of Directors of External SpinCo has also approved such transactions; and

WHEREAS, the parties set forth in the Distribution Agreement the principal arrangements between them regarding the separation of the External SpinCo Group from the External Distributing Group; and

WHEREAS, the parties desire to provide for and agree upon the allocation between the parties of Taxes and Tax Items arising prior to, as a result of, and subsequent to the External Distribution, and provide for and agree upon other matters relating to Taxes.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

SECTION 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“2014 Joint Federal Return” means External Distributing’s U.S. federal consolidated income Tax Return for the Tax Year that begins on January 1, 2014, and ends on December 31, 2014.

“Affiliate” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. It is expressly agreed that, from and after the Effective Time, (i) no member of the External Distributing Group shall be deemed an Affiliate of any member of the External SpinCo Group and (ii) no member of the External SpinCo Group shall be deemed an Affiliate of any member of the External Distributing Group.

“Agreement” has the meaning set forth in the preamble hereof.

“Cash Distribution” has the meaning set forth in the definition of Repatriation Taxes in this Section 1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor law.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company, or other ownership interests, by contract or otherwise and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Credit Transfer Agreement” means that certain agreement between External Distributing and External SpinCo, dated as of the date hereof, pursuant to which External Distributing transferred a portion of its South Carolina jobs tax credits to External SpinCo.

“Disclosing Party” has the meaning set forth in Section 6.3.

“Distribution Agreement” means the Distribution Agreement entered into as of the date hereof, between External Distributing and External SpinCo.

“Distribution Date” means the date on which the External Distribution occurs.

“Due Date” has the meaning set forth in Section 4.4.

“Effective Time” means the time at which the External Distribution is effected on the Distribution Date.

“External Contribution 1” has the meaning set forth in the recitals hereto.

“External Contribution 2” has the meaning set forth in the recitals hereto.

“External Contribution 3” has the meaning set forth in the recitals hereto.

“External Contributions” has the meaning set forth in the recitals hereto.

“External Distributing” has the meaning set forth in the preamble hereof.

“External Distributing Business” has the meaning set forth for the term Retained Business in the Distribution Agreement.

“External Distributing Group” means External Distributing and each Subsidiary of External Distributing (but only while such Subsidiary is a Subsidiary of External Distributing) other than any Person that is a member of the External SpinCo Group.

“External SpinCo” has the meaning set forth in the preamble hereof.

“External SpinCo Business” has the meaning set forth for the term Halyard Business in the Distribution Agreement.

“External SpinCo Group” means (i) with respect to any Tax Year (or portion thereof) ending on or before the Distribution Date, External SpinCo and each other Subsidiary of External Distributing that is (or will be) a Subsidiary of External SpinCo at the Effective Time; and (ii) with respect to any Tax Year (or portion thereof) that begins after the Distribution Date, External SpinCo and each Subsidiary of External SpinCo (but only while such Subsidiary is a Subsidiary of External SpinCo).

“External Distribution” has the meaning set forth in the recitals hereof.

“Group” means the External Distributing Group or the External SpinCo Group, as the context requires.

“Income Tax” or “Income Taxes” means any federal, state, local or foreign Tax measured by or imposed on net income, together with any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Information” has the meaning set forth for such term in the Distribution Agreement.

“Internal Distributing” has the meaning set forth in the recitals hereof.

“Internal Distributing Business” means the portion of the External Distributing Business consisting of contract manufacturing family, infant and childcare products through two plants, located in Ogden Utah, and Fullerton, California.

“Internal Distribution” has the meaning set forth in the recitals hereof.

“Internal SpinCo” has the meaning set forth in the recitals hereof.

“Internal SpinCo Business” means the portion of the External SpinCo Business consisting of manufacturing health care related products on behalf of Kimberly-Clark Global Sales LLC in its surgical and infection prevention and medical devices business segments.

“IRS” means the United States Internal Revenue Service.

“Joint Return” means any Tax Return, for any Tax Year, that includes Tax Items of both the External Distributing Business and the External SpinCo Business, determined without regard to Tax Items carried forward to such Tax Year; provided, however, that Joint Returns shall not include any Tax Returns (other than Tax Returns that are filed on a consolidated, combined, or unitary basis with any member of the External Distributing Group) that are required to be filed with respect to (i) Internal SpinCo (or any of its Subsidiaries prior to the External Distribution) or (ii) either of the Thai Subsidiaries.

“Losses” means any and all damages, losses, deficiencies, liabilities, obligations, Taxes, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the fees and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), including direct and consequential damages.

“Mexican Maquilas” means (i) Avent S. de R.L. de C.V. and (ii) La Ada de Acuna, S. de R.L. de C.V.

“Non-Income Tax” or “Non-Income Taxes” means all Taxes other than Income Taxes.

“Non-Preparer” means, in the case of any Joint Return or Separate Return, the party that is not responsible for the preparation and filing of such Joint Return or Separate Return, as applicable, pursuant to Sections 3.1(a) or 3.2.

“Non-Preparer Party Item” has the meaning set forth in Section 7.2(b).

“Payment Date” means (i) with respect to any U.S. federal income tax return, the due date for any required installment of estimated taxes determined under Code Section 6655, the due date (determined without regard to extensions) for filing the return determined under Code Section 6072, and the date the return is filed, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Person” means any individual, corporation, limited liability company, joint stock company, partnership, trust, incorporated or unincorporated association, union, unincorporated organization, joint venture, governmental entity (or any department, agency or political subdivision thereof) or other entity of any kind.

“Pre-Acquisition Taxes” means any Taxes that (i) are the liability of any Person listed in Appendix B and (ii) relate to any Tax Year (or portion thereof) prior to the acquisition of such Person by the External Distributing Group.

“Pre-Spin Billed Amount” has the meaning set forth in Section 4.2(c)(i).

“Preparer” means, in the case of any Joint Return or Separate Return, the party that is responsible for the preparation and filing of the Joint Return or Separate Return, as applicable, pursuant to Sections 3.1(a) or 3.2.

“Receiving Party” has the meaning set forth in Section 6.3.

“Redetermination Event” has the meaning set forth in Section 4.3.

“Requesting Party” has the meaning set forth in Section 5.2.

“Repatriation Taxes” means any Income Taxes (other than Separation Taxes) and withholding Taxes imposed by the United States, Thailand, or Singapore on the direct or indirect distribution of cash by the Thai Subsidiaries or Kimberly-Clark Far East Pte. Limited to a member of the External Distributing Group (all such distributions collectively, the “Cash Distribution”).

“Restructuring Taxes” means any Income Taxes (other than Separation Taxes) including, without limitation, Income Taxes imposed by the United States or Mexico, which are related to or arise in connection with the transfer, at or prior to the Effective Time, of assets and liabilities (i) related to the External SpinCo Business from members of External Distributing Group on one hand to members of External SpinCo Group on the other hand; and (ii) related to the External Distributing Business from members of the External SpinCo Group on one hand to members of External Distributing Group on the other hand. For the avoidance of doubt, Restructuring Taxes shall include without limitation any Mexican Income Taxes arising from the transfers of FemCare assets by Internal SpinCo and Internal SpinCo’s Subsidiaries, and any United States Income Taxes arising out of deferred intercompany gains recognized pursuant to Treasury Regulation Section 1.1502-13, any recapture of excess loss account recognized pursuant to Treasury Regulation Section 1.1502-19, any triggering of dual consolidated losses pursuant to Treasury Regulation Section 1.1503(d)-6, recapture of overall foreign loss pursuant to Section 904(f) of the Code and gain recognition pursuant to a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8.

“Separate Return” means any Tax Return that (i) is required to be filed by or with respect to any member of either Group and (ii) is not a Joint Return (including, for the avoidance of doubt, Tax Returns of foreign Subsidiaries of External Distributing or External SpinCo which are not Joint Returns).

“Separation” has the meaning set forth in the recitals hereof.

“Separation Taxes” means any Taxes resulting from (i) the failure of the Internal Contribution together with the Internal Distribution to qualify as a transaction described in Sections 355 and 368(a)(1)(D) of the Code, (ii) the failure of the External Contributions together with the External Distribution to qualify as a transaction described in Sections 355 and 368(a)(1)(D) of the Code, or (iii) the application of Section 355(d), Section 355(e) or Section 355(f) of the Code to the Internal Distribution or the External Distribution.

“Separation Transactions” means the transactions described in Schedule 2.1 of the Distribution Agreement.

“Stub Period” means the two-month period beginning on November 1, 2014 and ending on December 31, 2014.

“Subsidiary” when used with respect to any Person, means (i)(A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person. References herein to Subsidiaries includes (without limitation) any Subsidiary formed after the date hereof in anticipation of the External Distribution.

“Supplemental Tax Opinion” means, with respect to a specified action, an opinion (other than the Tax Opinion) from Tax Counsel to the effect that (i) such action should not preclude the Internal Contribution and the Internal Distribution together from qualifying as a reorganization described under Sections 368(a)(1)(D) and 355 of the Code, (ii) such action will not preclude the External Contributions and the External Distribution together from qualifying as a reorganization described under Sections 368(a)(1)(D) and 355 of the Code and (iii) such action will not otherwise increase the amount of Tax imposed on the Separation Transactions. No opinion relied upon by External SpinCo to satisfy the requirements of Section 8.3 shall be considered a “Supplemental Tax Opinion” unless such opinion is, in addition to the requirements above, an unqualified “will” opinion (in the case of the External Distribution) or an unqualified “should” opinion (in the case of the Internal Distribution) reasonably satisfactory to External Distributing, which opinion may rely upon, and may assume the accuracy of, any customary representations, reasonably satisfactory to External Distributing, contained in an officer’s certificate delivered by an officer of External Distributing or External SpinCo to Tax Counsel.

“Tax” or “Taxes” means all forms of taxation imposed by any governmental entity or political subdivision, agency, commission or authority thereof, whenever created or imposed, and whether of the United States or foreign jurisdiction, and whether imposed by a local, municipal, state, national, federal, or other body, and without limiting the foregoing, shall include any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, medical device excise, other excise, severance, occupation, service, sales, use, license, lease, transfer, recording, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), together with any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision, agency, commission or authority thereof that imposes such Tax, or that is charged with the assessment, determination or collection of such Tax for such entity or subdivision.

“Tax Benefit” means, for any Tax Year with respect to a Group, (i) losses of such Group carried forward or back to such Tax Year from another Tax Year; (ii) Tax credits generated by such Group; and (iii) after separately taking into account solely the items of income, gain, loss, and deduction of such Group for such Tax Year (but excluding any deductions attributable to losses carried forward or back to such Tax Year from another Tax year), any net operating loss of such Group for such Tax Year.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of examining, determining or redetermining Taxes of any member of either Group (including any administrative or judicial review of any claim for refund).

“Tax Counsel” means (i) with respect to the Tax Opinion delivered to External Distributing with respect to the External Distribution, Baker Botts L.L.P., (ii) with respect to the Tax Opinion delivered to External Distributing with respect to the Internal Distribution, Price Waterhouse Coopers, or (iii) with respect to a Supplemental Tax Opinion delivered to External Distributing or to External SpinCo, a nationally recognized law firm or accounting firm reasonably acceptable to External Distributing to provide such Supplemental Tax Opinion.

“Tax Item” means, with respect to any Tax, any item of income, gain, loss, deduction, credit or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Law” means the law of any governmental entity or political subdivision thereof, and any controlling judicial or administrative interpretations of such law, relating to any Tax.

“Tax Materials” means (i) the representation letters delivered to Tax Counsel in connection with the delivery of the Tax Opinion or the Supplemental Tax Opinion and (ii) any other materials delivered or deliverable by External Distributing, External SpinCo and others in connection with the rendering by Tax Counsel of the Tax Opinions or the Supplemental Tax Opinion.

“Tax Opinion” means the opinion to be delivered by Tax Counsel to External Distributing in connection with the Internal Distribution and the External Distribution to the effect that (i) the Internal Contribution and the Internal Distribution together should qualify as a reorganization described under Sections 368(a)(1)(D) and 355 of the Code and (ii) the External Contributions and the External Distribution together will qualify as a reorganization described under Sections 368(a)(1)(D) and 355 of the Code.

“Tax Records” means Tax Return, Tax Return work papers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under applicable Tax Laws (including but not limited to Section 6001 of the Code) or under any record retention agreement with any Tax Authority.

“Tax Return” means any report of Taxes due (including estimated Taxes), any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, election, notice or other document required to be filed (by paper, electronically or otherwise) under any applicable Tax Law (whether or not a payment is required to be made in connection with such filing), including any attachments, exhibits, schedules, appendices or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Tax Year” means with respect to any Tax, the year, or shorter period, if applicable, for which the Tax is reported as provided under applicable Tax Law.

“Thai Subsidiaries” means (i) Safeskin Corporation Thailand Ltd. and (ii) Safeskin Medical and Scientific Thailand Ltd.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Year.

SECTION 2. Allocation of Tax Liabilities and Tax Benefits.

2.1 Liability for and the Payment of Taxes. Except as provided in Section 3.1(b) (Provision of Information and Assistance), Section 3.2(c) (Provision of Information), and Section 7 (Tax Contests), and in accordance with Section 4, the parties’ liabilities for Taxes and payment obligations with respect to utilized Tax Benefits shall be as set forth in Sections 2.1(a) and 2.1(b) below.

(a) External SpinCo Liabilities and Payments. For any Tax Year (or portion thereof):

(i) External SpinCo shall be liable for the Taxes (determined without regard to Tax Benefits) allocated to External SpinCo pursuant to Section 2.2(a)(i) or Section 2.2(b), reduced by any Tax Benefits that External SpinCo is permitted to utilize under the rules set forth in Section 2.1(c) that are allowable under applicable Tax Law.

(ii) External SpinCo shall pay External Distributing for:

(A) any Tax Benefits arising in a Tax Year that begins on or before the Distribution Date which are allocated to External Distributing pursuant to Section 2.2(a)(ii), but which are utilized by External SpinCo to reduce Taxes for which it is liable pursuant to Section 2.1(a)(i) in any Tax Year that begins after the Distribution Date,

(B) any Tax Benefits arising in a Tax Year that begins after the Distribution Date which are allocated to External Distributing pursuant to Section 2.2(a)(ii), but which are utilized by External SpinCo to reduce Taxes for which it is liable pursuant to Section 2.1(a)(i) in any Tax Year that begins on or before the Distribution Date,

(C) any Tax Benefits arising in any Tax Year which are allocated to External Distributing pursuant to Section 2.2(a)(ii), but which are utilized by External SpinCo to reduce Taxes for which it is liable in such Tax Year or in another Tax Year beginning on or before the Distribution Date pursuant to Section 2.1(a)(i), and

(D) any Tax Benefits arising in a Tax Year that begins on or before the Distribution Date which are allocated to External Distributing pursuant to Section 2.2(a)(ii), but which both arise as a result of a Tax Contest or other dispute which is resolved after the Distribution Date and are utilized by External SpinCo to reduce Taxes for which it is liable pursuant to Section 2.1(a)(i) in any Tax Year that begins on or before the Distribution Date.

(b) External Distributing Liabilities and Payments. For any Tax Year (or portion thereof):

(i) External Distributing shall be liable for the Taxes (determined without regard to Tax Benefits) allocated to External Distributing pursuant to Section 2.2(a)(i) or Section 2.2(b), reduced by any Tax Benefits that External Distributing is permitted to utilize under the rules set forth in Section 2.1(c) that are allowable under applicable Tax Law.

(ii) External Distributing shall pay External SpinCo for:

(A) any Tax Benefits arising in a Tax Year that begins on or before the Distribution Date which are allocated to External SpinCo pursuant to Section 2.2(a)(ii), but which are utilized by External Distributing to reduce Taxes for which it is liable pursuant to Section 2.1(b)(i) in any Tax Year that begins after the Distribution Date,

(B) any Tax Benefits arising in a Tax Year that begins after the Distribution Date which are allocated to External SpinCo pursuant to Section 2.2(a)(ii), but which are utilized by External Distributing to reduce Taxes for which it is liable pursuant to Section 2.1(b)(i) in any Tax Year that begins on or before the Distribution Date,

(C) any Tax Benefits arising in any Tax Year which are allocated to External SpinCo pursuant to Section 2.2(a)(ii), but which are utilized by External Distributing to reduce Taxes for which it is liable in such Tax Year or in another Tax Year beginning on or before the Distribution Date pursuant to Section 2.1(b)(i), and

(D) any Tax Benefits arising in a Tax Year that begins on or before the Distribution Date which are allocated to External SpinCo pursuant to Section 2.2(a)(ii), but which both arise as a result of a Tax Contest or other dispute which is resolved after the Distribution Date and are utilized by External Distributing to reduce Taxes for which it is liable pursuant to Section 2.1(b)(i) in any Tax Year that begins on or before the Distribution Date.

(c) Rules for Utilization of Tax Benefits. For purpose of this Section 2, the parties’ rights to utilize Tax Benefits under Sections 2.1(a) and 2.1(b) shall be determined in accordance with the following rules:

(i) In general, the party to whom Tax Benefits are allocated pursuant to Section 2.2(a)(ii) shall be entitled to utilize such Tax Benefits to reduce Taxes for which such party is liable pursuant to Section 2.1(a)(i) or Section 2.1(b)(i).

(ii) Notwithstanding the preceding paragraph, for any Tax Year that begins on or before the Distribution Date, (A) External SpinCo may take into account a Tax Benefit under Section 2.1(a)(i) only if (and to the extent that) the utilization by External SpinCo of such Tax Benefit would be allowable under applicable Tax Law after taking into account only those Tax Items allocated to External SpinCo during such Tax Year (or portion thereof), and (B) External Distributing may take into account a Tax Benefit under Section 2.1(b)(i) only if (and to the extent that) the utilization by External Distributing of such Tax Benefit would be allowable under applicable Tax Law after taking into account only those Tax Items allocated to External Distributing during such Tax Year (or portion thereof); provided, however, that for purposes of determining whether External Distributing may take into account any foreign tax credit under this Section 2.1(c)(ii) for any Tax Year, External Distributing shall be entitled to treat any foreign source income reported on its U.S. consolidated federal income Tax Return for such Tax Year (other than foreign source income that is both a Tax Item of a member of the External SpinCo Group and is taken into account by External SpinCo during such Tax Year for purposes of utilizing a foreign tax credit (excluding any foreign tax credit carried back from another Tax Year) that is allocated to External SpinCo in such Tax Year under this Agreement) as a Tax Item allocated to External Distributing during such Tax Year.

(iii) For any Tax Year that begins on or before the Distribution Date, if, because of the application of the rules described in the preceding paragraph or otherwise, External Distributing is not able to fully utilize the Tax Benefits allocated to it pursuant to Section 2.2(a)(ii), then External SpinCo may utilize such Tax Benefits allocated to External Distributing, but only to the extent such Tax Benefits are not taken into account by External Distributing pursuant to Section 2.1(b)(i) in the same Tax Year on an original or amended return or otherwise. Similarly, if, because of the application of the rules described in the preceding paragraph or otherwise, External SpinCo is not able to fully utilize the Tax Benefits allocated to it pursuant to Section 2.2(a)(ii), then External Distributing may utilize such Tax Benefits allocated to External SpinCo, but only to the extent such Tax Benefits are not taken into account by External SpinCo pursuant to Section 2.1(a)(i) in the same Tax Year on an original or amended return or otherwise.

(iv) For any Tax Year that begins after the Distribution Date in which a party has available for utilization both Tax Benefits allocated to such party pursuant to Section 2.2(a)(ii) and Tax Benefits allocated to the other party pursuant to Section 2.2(a)(ii) (because, for example, such other party was unable to utilize the Tax Benefits allocated to it), if the applicable Tax Law does not provide for the priority and order in which such Tax Benefits are deemed to be utilized then the first party shall be deemed to first utilize the Tax Benefits allocated to it pursuant to Section 2.2(a)(ii) to the extent that such Tax Benefits may be utilized by the first party in such Tax Year under the rules set forth in this Section 2.1(c).

(v) Payment for Tax Benefits described in Section 2.1(a)(ii) shall be made only when and to the extent that the utilization of such Tax Benefit does not increase the Taxes of External SpinCo or reduce the Tax Benefits otherwise utilizable by External SpinCo during the applicable Tax Year, and payment for Tax Benefits described in Section 2.1(b)(ii) shall be made only when and to the extent that the utilization of such Tax Benefit does not increase the Taxes of External Distributing or reduce the Tax Benefits otherwise utilizable by External Distributing during the applicable Tax Year.

(d) Deemed Utilization of Tax Benefits. Notwithstanding anything else to the contrary in this Agreement, to the extent that any action taken after the Effective Time by any member of the External SpinCo Group (other than the ordinary conduct of the External SpinCo Business consistent with past practice prior to the External Distribution) directly causes any foreign tax credits that are allocated to External Distributing pursuant to Section 2.2(a)(ii)(A) to be reduced, External SpinCo shall be deemed to have utilized foreign tax credits allocated to External Distributing to reduce Taxes for which External SpinCo is liable for the Stub Period and shall be required to make a payment to External Distributing, pursuant to Section 2.1(a)(ii)(A), with respect to such foreign tax credits. For the avoidance of doubt, any such payment shall not be subject to the limitation in the last sentence of Section 4.3.

2.2 Allocation Rules. For purposes of Section 2.1:

(a) General Rule. Except as otherwise provided in this Section 2.2,

(i) Taxes for any Tax Year (or portion thereof) shall be allocated between External SpinCo and External Distributing as follows:

(A) Pre-Acquisition Taxes and medical device excise taxes shall be allocated solely to External SpinCo.

(B) Restructuring Taxes and Repatriation Taxes shall be allocated solely to External Distributing.

(C) Income Taxes (other than Separation Taxes, which are allocated pursuant to Section 2.2(b), and other than Income Taxes described in subclauses (i)(A) and (i)(B) of this Section 2.2(a)) shall be allocated among External SpinCo and External Distributing in proportion to the separate taxable income (calculated in accordance with Treasury Regulation Section 1.1552-1(a)(1) and in accordance with past practices) attributable to or arising from the members of the External Distributing Group (including, for the avoidance of doubt, the members of the External Distributing Group that are treated as disregarded entities for U.S. federal income tax purposes), on the one hand, and the members of the External SpinCo Group (including, for the avoidance of doubt, the members of the External SpinCo Group that are treated as disregarded entities for U.S. federal income tax purposes), on the other hand.

(D) Non-Income Taxes (other than those described in subclauses (i)(A) and (i)(B) of this Section 2.2(a)) shall be allocated among External SpinCo and External Distributing based on the applicable items attributable to or arising from the respective External SpinCo Business and External Distributing Business (as so defined for such Tax Year or portion thereof) that contribute to such Taxes (e.g., sales taxes and value added taxes shall be allocated to External SpinCo to the extent arising from taxable sales made by the External SpinCo Business). In the event that any Non-Income Tax is not attributable to (and does not arise from) any items of the External SpinCo Business or the External Distributing Business (e.g., capital taxes imposed based on the authorized stock), such Non-Income Taxes shall be allocated among External Distributing and External SpinCo in proportion to the net taxable income of the External Distributing Business, on the one hand, and the External SpinCo Business, on the other hand.

(ii) Tax Benefits for any Tax Year (or portion thereof) shall be allocated between External SpinCo and External Distributing as follows:

(A) All foreign tax credits (including foreign tax credits arising in a Tax Year, but that cannot be claimed on the Tax Return for such Tax Year due to a limitation on such foreign tax credits under applicable Tax Law) arising (1) in 2014 with respect to the 2014 Joint Federal Return or (2) in a Tax Year beginning before 2014, shall be allocated solely to External Distributing; provided, however, that foreign tax credits attributable to (1) Mexican Income Taxes (other than Restructuring Taxes) that are imposed by the applicable Tax Authority on Internal SpinCo or the Mexican Maquilas, (2) Japanese Income Taxes (other than Restructuring Taxes) imposed by the applicable Tax Authority on Halyard Healthcare Inc. (or its Subsidiary), or (3) Honduran Income Taxes (other than Restructuring Taxes) that are imposed by the applicable Tax Authority on Avent de Honduras, S.A. de C.V., shall be allocated to External SpinCo. For the avoidance of doubt (and without limiting the foreign tax credits allocated to External Distributing under this Section 2.2(a)(ii)(A)), any foreign tax credits related to or arising in connection with the Cash Distribution or any Restructuring Taxes (whether or not such foreign tax credits arise prior to the Effective Time) shall be allocated to External Distributing.

(B) Tax Benefits arising from (1) the Georgia research and development tax credits and the North Carolina investment tax credits shall be allocated solely to External Distributing and (2) the portion of the South Carolina jobs tax credits transferred from External Distributing to External SpinCo pursuant to the Credit Transfer Agreement shall be allocated solely to External SpinCo.

(C) Except as provided in subclause (ii)(B) of this Section 2.2(a), all research and development tax credits shall be allocated solely to External Distributing.

(D) Except as provided in subclauses (ii)(A) through (ii)(C) of this Section 2.2(a), Tax Benefits with respect to Income Taxes (including, for the avoidance of doubt, Tax Benefits derived from the payment or accrual of Taxes, whether Income Taxes or Non-Income Taxes) shall be allocated in proportion to the losses, credits, or other applicable items attributable to or arising from the members of the External Distributing Group (including, for the avoidance of doubt, the members of the External Distributing Group that are treated as disregarded entities for U.S. federal income tax purposes), on the one hand, and from the members of the External SpinCo Group (including, for the avoidance of doubt, the members of the External SpinCo Group that are treated as disregarded entities for U.S. federal income tax purposes), on the other hand, that gave rise to such Tax Benefits.

(E) Tax Benefits other than Tax Benefits allocated pursuant to subclauses (ii)(A) through (ii)(D) of this Section 2.2(a) shall be allocated among External SpinCo and External Distributing in proportion to the losses, credits, or other applicable items attributable to or arising from the respective External SpinCo Business and External Distributing Business (as so defined for such Tax Year or portion thereof) that contribute to such Tax Benefits.

For purposes of applying this Section 2.2, any Taxes imposed on payments from a member of one Group to a member of the other Group shall be treated as attributable entirely to the payee, except that Taxes in the nature of sales, value added or other transaction-based Taxes shall be treated as attributable entirely to the payer.

(b) Taxes Resulting from the Internal Contribution, the Internal Distribution, the External Contributions, or the External Distribution. Separation Taxes will be allocated as follows:

(i) Separation Taxes Allocable to External Distributing. Separation Taxes shall be allocated to External Distributing to the extent that such Separation Taxes result primarily from one or more of the following:

(A) from the External Distributing Group ceasing to be engaged in the Internal Distributing Business or the External Distributing Business; or

(B) from an action or failure to act by the External Distributing Group that causes Section 355(e) of the Code to apply to either the Internal Distribution or the External Distribution, or that causes Section 355(f) of the Code to apply to the Internal Distribution; or

(C) taking any of the actions prohibited in (or failing to take any of the actions required by) Sections 8.1 or 8.2.

(ii) Separation Taxes Allocable to External SpinCo. Separation Taxes shall be allocated to External SpinCo to the extent that such Separation Taxes result primarily from External SpinCo’s taking any of the actions prohibited in (or failing to take any of the actions required by) Sections 8.1, 8.2 or 8.3.

(iii) Joint Responsibility for Separation Taxes. Any Separation Taxes not allocated under Section 2.2(b)(i) or Section 2.2(b)(ii) shall be allocated fifty percent (50%) to External Distributing and fifty percent (50%) to External SpinCo.

SECTION 3. Preparation and Filing of Tax Returns.

3.1 Joint Returns.

(a) Preparation of Joint Returns. In general, External Distributing shall be responsible for preparing and timely filing all Joint Returns. Notwithstanding the previous sentence, with respect to tax years ending on or before December 31, 2014, (i) External Distributing shall be responsible for (A) preparing all IRS Forms 5471 required to be filed with respect to any foreign Subsidiaries of External Distributing and (B) timely filing all IRS Forms 5471 required to be filed with respect to any foreign Subsidiaries of External Distributing (other than foreign Subsidiaries of External SpinCo) and (ii) External SpinCo shall be responsible for timely filing all IRS Forms 5471 required to be filed with respect to any foreign Subsidiaries of External SpinCo.

(b) Provision of Information and Assistance.

(i) Information with Respect to Joint Returns. The Non-Preparer shall provide the Preparer with all information in its possession necessary for the Preparer to properly and timely file all Joint Returns for which such Preparer is responsible pursuant to Section 3.1(a). The Non-Preparer shall provide such information no later than thirty days prior to the extended due date of such Joint Return. If the Non-Preparer fails to provide such information within the time period provided in this Section 3.1(b)(i) and in the form reasonably requested by the Preparer to permit the timely filing of any Joint Return for which the Preparer is responsible pursuant to Section 3.1(a), then notwithstanding any other provision of this Agreement, the Non-Preparer shall be liable for, and shall indemnify and hold harmless each member of the Preparer’s Group from and against, any penalties, interest, or other payment obligation assessed against any member of either Group by reason of a failure to file such return by its due date (including applicable extensions). If the Non-Preparer provides information within the time period provided in this Section 3.1(b)(i) in the form reasonably requested by the Preparer to permit the timely filing of a Joint Return for which such Preparer is responsible pursuant to Section 3.1(a), or if the Preparer does not request any such information, then notwithstanding any other provision of this Agreement, the Preparer shall be liable for, and shall indemnify and hold harmless each member of the Non-Preparer’s Group from and against, any penalties, interest, or other payments assessed against any member of either Group by reason of a failure to file such return by its due date (including applicable extensions).

(ii) Information with Respect to Estimated Payments and Extension Payments. The Non-Preparer shall provide the Preparer with all information relating to members of the Non-Preparer’s Group that the Preparer needs to determine the amount of Taxes due on any Payment Date with respect to a Joint Return for which such Preparer is responsible pursuant to Section 3.1(a). The Non-Preparer shall provide such information no later than thirty days before such Payment Date. In the event that the Non-Preparer fails to provide information within the time period provided in this Section 3.1(b)(ii) in the form reasonably requested by the Preparer to permit the timely payment of such Taxes, the indemnification principles of Section 3.1(b)(i) shall apply with respect to any penalties, interest, or other payments assessed against any member of either Group by reason of a failure to pay such Taxes by the Payment Date.

(iii) Assistance. At the request of the Preparer, the Non-Preparer shall take (at its own cost and expense), and shall cause the members of the Non-Preparer’s Group to take (at their own cost and expense), any reasonable action (e.g., filing a ruling request with the relevant Tax Authority or executing a power of attorney) that is reasonably necessary in order for the Preparer or any other member of the Preparer’s Group to prepare, file, amend or take any other action with respect to a Joint Return for which the Preparer is responsible pursuant to Section 3.1(a). In the event that the Non-Preparer fails to take, or cause to be taken, any such requested action, the indemnification principles of Section 3.1(b)(i) shall apply with respect to any penalties, interest, or other payments assessed against any member of either Group by reason of a failure to take any such requested action.

(iv) Information with Respect to Liability for Taxes. At the reasonable request of either Party, the Parties shall provide whatever documentation, schedules, workpapers, Tax Returns, etc. as may be reasonably required to substantiate a claim made by one Party against the other Party for Taxes or Tax Benefits pursuant to Section 2.1.

3.2 Separate Returns.

(a) Tax Returns to be Prepared by External Distributing. External Distributing shall be responsible for preparing and timely filing all Separate Returns that include Tax Items of the External Distributing Business (other than Separate Returns described in Section 3.2(b)), determined without regard to Tax Items carried forward to such Tax Year.

(b) Tax Returns to be Prepared by External SpinCo. External SpinCo shall be responsible for preparing and timely filing (i) any Separate Returns that are required to be filed with respect to (A) Internal SpinCo (or any of its Subsidiaries prior to the External Distribution) or (B) either of the Thai Subsidiaries and (ii) all Separate Returns that include Tax Items of the External SpinCo Business, determined without regard to Tax Items carried forward to such Tax Year.

(c) Provision of Information. External Distributing shall provide to External SpinCo, and External SpinCo shall provide to External Distributing, any information about members of the External Distributing Group or the External SpinCo Group, respectively, which the party receiving such information reasonably needs to properly and timely file all Separate Returns pursuant to Sections 3.2(a) or (b). Such information shall be provided within the time prescribed by Section 3.1(b) for the provision of information for Joint Returns. In the event that External Distributing or External SpinCo fails to provide information within the time period provided in Section 3.1(b) and in the form reasonably requested by the other party to permit the timely filing of a Separate Return, the indemnification principles of Section 3.1(b)(i) shall apply with respect to any penalties, interest, or other payments assessed against any member of the External Distributing Group or the External SpinCo Group by reason of a failure to file any such return by its due date (including applicable extensions).

3.3 Special Rules Relating to the Preparation of Tax Returns.

(a) General Rule. Except as otherwise provided in this Agreement, the Preparer shall have the exclusive right, in its reasonable discretion, with respect to such Tax Return to determine (i) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (ii) whether any extensions may be requested, (iii) whether an amended Tax Return shall be filed, (iv) whether any claims for refund shall be made, (v) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax and (vi) whether to retain outside firms to prepare or review such Tax Return. Notwithstanding the preceding sentence, if the External SpinCo Group pays any Tax to a Tax Authority other than the IRS that may be claimed as a foreign Tax credit for U.S. federal income tax purposes in a Tax Return for which External Distributing is the party responsible for filing (or causing to be filed), External Distributing shall amend such Tax Returns and file such claims for credit or refund that External SpinCo may reasonably request. In addition, the Preparer shall provide to the Non-Preparer for Non-Preparer’s review and comment pro forma Tax Returns reflecting the Non-Preparer’s share of Tax Items to be reflected on a Joint Return twenty (20) days prior to the due date of such Joint Return.

(b) External SpinCo Tax Returns. With respect to any Separate Return for which External SpinCo is responsible pursuant to Section 3.2(b):

(i) External SpinCo may not take, and shall cause the members of the External SpinCo Group not to take (including, without limitation, any such members formed after the date hereof in anticipation of the External Distribution), any positions that it knows, or reasonably should know, would be inconsistent with past practices or positions taken by any member of the External Distributing Group; and

(ii) External SpinCo and other members of the External SpinCo Group must (A) allocate Tax Items between such Separate Return for which External SpinCo is responsible pursuant to Section 3.2(b) and any related Joint Return for which External Distributing is responsible pursuant to Section 3.1(a) that is filed with respect to the same Tax Year (or with respect to a Tax Year that includes the Tax Year for such Separate Return) in a manner that is consistent with the reporting of such Tax Items on the related Joint Return for which External Distributing is responsible pursuant to Section 3.1(a) and (B) make any applicable elections required under applicable Tax Law (including, without limitation, under Treasury Regulations Section 1.1502-76(b)(2)) necessary to effect such allocation.

(c) Election to File Consolidated, Combined or Unitary Tax Returns. External Distributing shall have the reasonable discretion of filing any Tax Return on a consolidated, combined or unitary basis, if such Tax Return would include at least one member of each Group and the filing of such Tax Return is elective under the relevant Tax Law.

(d) Carrybacks of Tax Benefits. External SpinCo shall not carry back and utilize as a Tax Benefit in a Tax Year that begins on or before the Distribution Date any Tax Item arising in a Tax Year that begins after the Distribution Date, provided, that, if the carryback of such Tax Item is material and is required by applicable Tax Law (for example, pursuant to Section 904(c) of the Code), and if External Distributing would be the Preparer of any Tax Return (or Tax Returns) amended to include the carried-back Tax Item, External Distributing shall amend such Tax Return (or Tax Returns) and file such claims for credit or refund that External SpinCo may reasonably request. External SpinCo shall reimburse External Distributing for reasonable outside advisor fees incurred in connection with amending such Tax Return (or Tax Returns). With respect to any foreign Taxes claimed on any such amended Tax Return, External Distributing shall only elect the benefits of the foreign Tax credit under Section 901 of the Code and shall not elect to deduct such foreign Taxes.

(e) Withholding and Reporting. With respect to stock of External Distributing delivered to any Person, External Distributing and External SpinCo shall cooperate (and shall cause their Affiliates to cooperate) so as to permit External Distributing to discharge any applicable Tax withholding and Tax reporting obligations, including the appointment of External SpinCo or one or more of its Affiliates as the withholding and reporting agent if External Distributing or one or more of its Affiliates is not otherwise required or permitted to withhold and report under applicable Tax Law.

(f) Standard of Performance. Each party shall act reasonably and in good faith in preparing the Tax Returns for which it is responsible pursuant to this Section 3.

(g) IRS Forms 8858. In each case, the party responsible under applicable law for filing (or causing to be filed) IRS Form 8858 shall prepare and timely file such forms.

3.4 Reliance on Exchanged Information. If a member of the External SpinCo Group supplies information to a member of the External Distributing Group, or a member of the External Distributing Group supplies information to a member of the External SpinCo Group, and an officer of the requesting member intends to sign a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then a duly authorized officer of the member supplying such information shall certify, to the best of such officer’s knowledge, the accuracy and completeness of the information so supplied.

3.5 Allocation of Tax Items. External Distributing shall determine in accordance with applicable Tax Laws the allocation of any applicable Tax Items (e.g., net operating loss, net capital loss, investment Tax credit, foreign Tax credit, research and experimentation credit, charitable deduction, or credit related to alternative minimum Tax) as of the Effective Time among External Distributing, each other External Distributing Group member, External SpinCo, and each other External SpinCo Group member. External Distributing and External SpinCo hereby agree that in the absence of controlling legal authority each such Tax Item shall be allocated as provided in Section 2.2. External Distributing shall provide reasonably timely updates of the allocation of Tax Items, as it finalizes its Tax Returns and as adjustments, if any, are subsequently made to such Tax Returns.

SECTION 4. Tax Payments.

4.1 Payment of Taxes to Tax Authority. External Distributing shall be responsible for remitting to the proper Tax Authority all Tax shown (including Taxes for which External SpinCo is wholly or partially liable pursuant to Section 2) on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.1(a) or Section 3.2(a), and External SpinCo shall be responsible for remitting to the proper Tax Authority all Tax shown (including Taxes for which External Distributing is wholly or partially liable pursuant to Section 2) on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.2(b).

4.2 Indemnification Payments.

(a) Tax Payments Made by the External Distributing Group. If any member of the External Distributing Group remits a payment to a Tax Authority for Taxes for which External SpinCo is wholly or partially liable under this Agreement, External SpinCo shall remit the amount for which it is liable pursuant to Section 2 to External Distributing within thirty days after receiving notification requesting such amount.

(b) Tax Payments Made by the External SpinCo Group. If any member of the External SpinCo Group remits a payment to a Tax Authority for Taxes for which External Distributing is wholly or partially liable under this Agreement, External Distributing shall remit the amount for which it is liable pursuant to Section 2 to External SpinCo within thirty days after receiving notification requesting such amount.

(c) Credit for Prior Deemed Payments.

(i) For purposes of Section 4.2(a), the portion of any Taxes paid by External Distributing to a Tax Authority for which External SpinCo is liable will be determined by assuming that External SpinCo has previously paid in the aggregate any amounts that the members of the External SpinCo Group paid to External Distributing prior to the Effective Time (adjusted, as appropriate and without duplication, for any additional payments made prior to the Effective Time with respect to any such Taxes as a result of any audit or Tax Contest that was finally concluded prior to the Effective Time with respect to any such Taxes) based on External Distributing’s calculation prior to the External Distribution of the portion of such Taxes that was allocable to members of the External SpinCo Group (as so adjusted with respect to any such Taxes, such payments the “Pre-Spin Billed Amount”). For the avoidance of doubt, in the event that, after the application of the preceding sentence, External SpinCo is required to make a payment to External Distributing under Section 4.2(a) with respect to Taxes relating to Tax Years or portions thereof ending on or prior to the Distribution Date (including, without limitation, as a result of the conclusion after the Distribution Date of a Tax Contest with respect to a Tax for which there was a Pre-Spin Billed Amount or as a result of a difference between External SpinCo’s allocable share of the amount actually shown on the 2014 Joint Federal Return and the Pre-Spin Billed Amount with respect to the Taxes reported on the 2014 Joint Federal Return), no payment shall be made to account for any errors that were previously made in the calculation of the Pre-Spin Billed Amount. External Distributing’s obligation under this Agreement to provide information relating to the calculation of any Pre-Spin Billed Amount will be governed by Section 3.1(b)(iv).

(ii) For purposes of Section 4.2(d)(i), the payments that External Distributing is required to make to External SpinCo pursuant to Section 2.1(b)(ii) will be determined by assuming that External Distributing has previously paid External SpinCo for any Tax Benefit to the extent that such Tax Benefit was previously taken into account by External Distributing for purposes of calculating a Pre-Spin Billed Amount.

(d) Payments for Tax Benefits.

(i) If a member of the External Distributing Group utilizes a Tax Benefit for which External SpinCo is entitled to payment pursuant to clause (ii) of Section 2.1(b), External Distributing shall pay to External SpinCo, within fifteen business days following the utilization of such Tax Benefit, an amount equal to such Tax Benefit.

(ii) If a member of the External SpinCo Group utilizes a Tax Benefit for which External Distributing is entitled to payment pursuant to clause (ii) of Section 2.1(a), External SpinCo shall pay to External Distributing, within fifteen business days following the utilization of such Tax Benefit, an amount equal to such Tax Benefit.

(iii) For purposes of this Agreement, a Tax Benefit will be considered utilized (i) in the case of a Tax Benefit that generates a Tax refund, at the time such Tax refund is received and (ii) in all other cases, at the time the Tax Return is filed with respect to such Tax Benefit or, if no Tax Return is filed, at the time the Tax would have been due in the absence of such Tax Benefit. The amount of such Tax Benefit will be the amount by which Taxes are actually reduced by such Tax Benefit (determined in accordance with the provisions of Section 2.1(c)).

(e) Withholding Taxes. If any member of the External SpinCo Group determines that it is required under applicable Tax Law to withhold Taxes that are allocated to External Distributing under Section 2.2 in respect of any payment directly or indirectly made by such member of the External SpinCo Group to a member of the External Distributing Group, External Distributing shall be deemed to have made payment of such Taxes to External SpinCo for purposes of Section 4.2(b) to the extent of such withholdings. If any member of the External Distributing Group determines that it is required under applicable Tax Law to withhold Taxes that are allocated to External SpinCo under Section 2.2 in respect of any payment directly or indirectly made by such member of the External Distributing Group to a member of the External SpinCo Group, External SpinCo shall be deemed to have made payment of such Taxes to External Distributing for purposes of Section 4.2(a) to the extent of such withholdings. For the avoidance of doubt, this Section 4.2(e) shall apply to any withholding taxes imposed on the Cash Distribution.

4.3 Initial Determinations and Subsequent Adjustments. The initial determination of the amount of any payment that one party is required to make to another under this Agreement shall be made on the basis of the Tax Return as filed, or, if the Tax to which the payment relates is not reported in a Tax Return, on the basis of the amount of Tax initially paid to the Tax Authority. The amounts paid under this Agreement will be redetermined, and additional payments relating to such redetermination will be made (subject to the last sentence of this Section 4.3), as appropriate, if as a result of an audit by a Tax Authority, an amended Tax Return, or for any other reason (i) additional Taxes to which such redetermination relates are subsequently paid, (ii) a refund of such Taxes is received, (iii) the party utilizing a Tax Benefit changes, or (iv) the amount or character of any Tax Item is adjusted or redetermined. Each payment required by the immediately preceding sentence (i) as a result of a payment of additional Taxes will be due thirty days after the date on which the additional Taxes were paid or, if later, fifteen days after the date of a request from the other party for the payment, (ii) as a result of the receipt of a refund will be due thirty days after the refund was received, (iii) as a result of a change in utilization of a Tax Benefit will be due thirty days after the date on which the final action resulting in such change is taken by a Tax Authority or either party or any of their Subsidiaries, or (iv) as a result of an adjustment or redetermination of the amount or character of a Tax Item will be due thirty days after the date on which the final action resulting in such adjustment or redetermination is taken by a Tax Authority or either party or any of their Subsidiaries. If a payment is made as a result of an audit by a Tax Authority which does not conclude the matter, further adjusting payments will be made, as appropriate, to reflect the outcome of subsequent administrative or judicial proceedings. Notwithstanding anything else to the contrary in this Agreement, in any case in which amounts are redetermined pursuant to a particular event described in the second sentence of this Section 4.3 (a “Redetermination Event”), the parties will be obligated to make additional payments otherwise owed under this Section 4.3 only if the amount of additional payment resulting from such Redetermination Event exceeds $50,000.

4.4 Interest on Late Payments. Payments pursuant to this Agreement that are not made by the date prescribed in this Agreement or, if no such date is prescribed, within fifteen days after demand for payment is made (the “Due Date”) shall bear interest for the period from and including the date immediately following the Due Date through and including the date of payment at a per annum rate equal to the rate specified in Section 6.8 of the Distribution Agreement. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

4.5 Payments by or to Other Group Members. When appropriate under the circumstances to reflect the underlying liability for a Tax or entitlement to a Tax refund or Tax Benefit, a payment which is required to be made by or to External Distributing or External SpinCo may be made by or to another member of the External Distributing Group or the External SpinCo Group, as appropriate, but nothing in this Section 4.5 shall relieve External Distributing or External SpinCo of its obligations under this Agreement.

4.6 Procedural Matters. Any written notice delivered to the indemnifying party in accordance with Section 9.5 shall show the amount due and owing together with a schedule calculating in reasonable detail such amount (and shall include any relevant Tax Return, statement, bill or invoice related to such Taxes, costs, expenses or other amounts due and owing). All payments required to be made by one party to the other party pursuant to this Section 4 shall be made by electronic, same day wire transfer. Payments shall be deemed made when received. If the indemnifying party fails to make a payment to the indemnified party within the time period set forth in this Section 4, the indemnifying party shall pay to the indemnified party, in addition to interest that accrues pursuant to Section 4.4, any costs or expenses, including any breakage costs, incurred by the indemnified party to secure such payment or to satisfy the indemnifying party’s portion of the obligation giving rise to the indemnification payment.

4.7 Tax Consequences of Payments. For all Tax purposes and to the extent permitted by applicable Tax Law, the parties hereto shall treat any payment made pursuant to this Agreement as a capital contribution or a distribution, as the case may be, immediately prior to the External Distribution. Under no circumstances shall any payment (or portion thereof) made pursuant to this Agreement be grossed up to take into account any additional Taxes that may be owed by the recipient (or any of the members of its Group) as a result of such payment. In the event that a Tax Authority asserts that External Distributing’s or External SpinCo’s treatment of a payment pursuant to this Agreement should be other than as required pursuant to this Section 4.7, External Distributing or External SpinCo, as appropriate, shall use its reasonable best efforts to contest such assertion if the parties reasonably believe that the treatment described in this Section 4.7 is permitted by applicable Tax Law.

SECTION 5. Assistance and Cooperation.

5.1 Cooperation. In addition to the obligations enumerated in Sections 3.1(b) and 3.2(c), External Distributing and External SpinCo will cooperate (and cause their respective

Subsidiaries to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters, including provision of relevant documents and information in their possession and making available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the parties or their Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

5.2 Supplemental Tax Opinions. Each of the parties agrees that at the reasonable request of the other party (the “Requesting Party”), such party shall cooperate and use reasonable efforts to (and shall cause its Subsidiaries to cooperate and use reasonable efforts to) assist the Requesting Party in obtaining, as expeditiously as reasonably practicable, a Supplemental Tax Opinion from Tax Counsel. Within thirty days after receiving an invoice from the other party therefor, the Requesting Party shall reimburse such party for all reasonable costs and expenses incurred by such party and the members of its Group in connection with assisting the Requesting Party in obtaining any Supplemental Tax Opinion.

SECTION 6. Tax Records.

6.1 Retention of Tax Records. Each of External Distributing and External SpinCo shall preserve, and shall cause their respective Subsidiaries to preserve, all Tax Records that are in their possession, and that could affect the liability of any member of the other Group for Taxes, for as long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitation, as extended, and (ii) seven years after the Distribution Date.

6.2 Access to Tax Records. External SpinCo shall make available, and cause its Subsidiaries to make available, to members of the External Distributing Group for inspection and copying (i) all Tax Records in their possession that relate to Tax Years that begin on or before the Distribution Date, and (ii) the portion of any Tax Record in their possession that relates to Tax Years that begin after the Distribution Date and which is reasonably necessary for the preparation of a Joint Return or Separate Return by a member of the External Distributing Group or with respect to an audit or litigation by a Tax Authority of such return. External Distributing shall make available, and cause its Subsidiaries to make available, to members of the External SpinCo Group for inspection and copying (i) that portion of any Tax Record in their possession (redacted to reflect only the information relating to the members of the External SpinCo Group) that relates to Tax Years that begin on or before the Distribution Date and which is reasonably necessary for the preparation of a Separate Return by a member of the External SpinCo Group or with respect to an audit or litigation by a Tax Authority of such return and (ii) workpapers or other documentation relating to the calculation of the Taxes and Tax Benefits that have been allocated to External SpinCo pursuant to this Agreement.

6.3 Confidentiality. Each party hereby agrees that it will hold, and shall use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all records and information prepared and shared by and among the parties in carrying out the intent of this Agreement, except as may otherwise be necessary in connection with the filing of Tax Returns or any administrative or judicial proceedings relating to Taxes or unless disclosure is compelled by a governmental authority. Information and documents of one party (the “Disclosing Party”) shall not be deemed to be confidential for purposes of this Section 6.3 to the extent such information or document (i) becomes publicly available by means other than unauthorized disclosure under this Agreement by the other party (the “Receiving Party”) or (ii) is received from a third party without, to the knowledge of the Receiving Party after reasonable diligence, a duty of confidentiality owed to the Disclosing Party.

SECTION 7. Tax Contests.

7.1 Notices. Each party shall provide prompt notice to the other party of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware relating to (i) Taxes for which it is or may be indemnified by the other party hereunder, (ii) the qualification of the Internal Contribution and the Internal Distribution together as a reorganization described under Sections 368(a)(1)(D) and/or 355 of the Code or (iii) the qualification of the External Contributions and the External Distribution together as a reorganization described under Sections 368(a)(1)(D) and/or 355 of the Code. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If (i) an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder, (ii) such party fails to give the indemnifying party prompt notice of such asserted Tax liability and (iii) the indemnifying party has the right, pursuant to Section 7.2(a), to control the Tax Contest relating to such Tax liability, then (x) if the indemnifying party is precluded from contesting the asserted Tax liability as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability and (y) if the indemnifying party is not precluded from contesting the asserted Tax liability, but such failure to give prompt notice results in a monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

7.2 Control of Tax Contests.

(a) General Rule. Except as provided in the following sentence or in Section 7.2(b), each party (or the appropriate member of their Group) shall have full responsibility, control and discretion in handling, settling or contesting any Tax Contest involving a Tax reported on a Tax Return for which it is responsible for preparing (or causing to be prepared) pursuant to Section 3 of this Agreement. Notwithstanding the previous sentence, External SpinCo may not take, and shall cause the members of the External SpinCo Group not to take (including, without limitation, any such members formed after the date hereof in anticipation of the External Distribution), any position in a Tax Contest that it knows, or reasonably should know, would have a material adverse effect on any member of the External Distributing Group.

(b) Non-Preparer Participation Rights. With respect to a Tax Contest of any Tax Return which involves a Tax Item for which the Non-Preparer may be liable (in the case of Tax Items that increase Tax liability), or which is allocated to the Non-Preparer (in the case of Tax Benefits), under this Agreement (a “Non-Preparer Party Item”), (i) the Non-Preparer shall, at its own cost and expense, be entitled to participate in such Tax Contest, to the extent it relates to a Non-Preparer Party Item; (ii) the Preparer shall keep the Non-Preparer reasonably informed and consult in good faith with the Non-Preparer and its Tax advisors with respect to any issue relating to a Non-Preparer Party Item; (iii) the Preparer shall provide the Non-Preparer with copies of all correspondence, notices, and other written materials received from any Tax Authority and shall otherwise keep the Non-Preparer and its Tax advisors advised of significant developments in the Tax Contest and of significant communications involving representatives of the Tax Authority, to the extent related to a Non-Preparer Party Item; (iv) the Non-Preparer may request that the Preparer take a position in respect of a Non-Preparer Party Item, and the Preparer shall do so provided that (A) there exists substantial authority for such position (within the meaning of the accuracy-related penalty provisions of Section 6662 of the Code), (B) the adoption of such position could not reasonably be expected to increase the Taxes or reduce the Tax Benefits allocated to the Preparer pursuant to Section 2 of this Agreement (unless the Non-Preparer agrees to indemnify and hold harmless the Preparer from such increase in Taxes or reduction in Tax Benefits) and (C) the Non-Preparer agrees to reimburse the Preparer for any reasonable third-party costs that are attributable to the Non-Preparer’s request; (v) the Preparer shall provide the Non-Preparer with a copy of any written submission to be sent to a Taxing Authority to the extent related to a Non-Preparer Party Item prior to the submission thereof and shall give good faith consideration to any comments or suggested revisions that the Non-Preparer or its Tax advisors may have with respect thereto; and (vi) there will be no settlement, resolution, or closing or other agreement with respect to the Non-Preparer Party Item without the consent of the Non-Preparer, which consent shall not be unreasonably withheld.

7.3 Cooperation. The Non-Preparer shall provide a party controlling any Tax Contest pursuant to Section 7.2(a) with all information relating to the Non-Preparer’s Group which the party controlling the Tax Contest needs to handle, settle or contest the Tax Contest. At the request of a party controlling any Tax Contest pursuant to Section 7.2(a), the other party shall take any action (e.g., executing a power of attorney) that is reasonably necessary in order for the party controlling the Tax Contest to handle, settle or contest the Tax Contest. External SpinCo shall assist External Distributing, and External Distributing shall assist External SpinCo, in taking any remedial actions that are necessary or desirable to minimize the effects of any adjustment made by a Tax Authority. The indemnifying party shall reimburse the indemnified party for any reasonable out-of-pocket costs and expenses incurred in complying with this Section 7.3. The party controlling the Tax Contest shall have no obligation to indemnify the indemnified party for any additional Taxes resulting from the Tax Contest, if the indemnified party fails to cooperate in accordance with this Section 7.3.

SECTION 8. Restriction on Certain Actions of External Distributing and External SpinCo.

8.1 General Restrictions. Following the Effective Time, External Distributing and External SpinCo shall not, and shall cause the members of their respective Groups not to, take any action that, or fail to take any action the failure of which, (i) would be inconsistent with the Internal Contribution and the

Internal Distribution together qualifying, or preclude the Internal Contribution and the Internal Distribution together from qualifying, as a reorganization described under Sections 368(a)(1)(D) and/or 355 of the Code, (ii) would be inconsistent with the External Contributions and the External Distribution together qualifying, or preclude the External Contributions and the External Distribution together from qualifying, as a reorganization described under Sections 368(a)(1)(D) and/or 355 of the Code, (iii) would result in the recognition of gain under either Section 355(d), Section 355(e) or Section 355(f) of the Code, or (iv) reasonably could be expected to increase the amount of Tax imposed on any other part of the Separation Transactions.

8.2 Restricted Actions Relating to Tax Materials. Without limiting the other provisions of this Section 8, following the Effective Time, External Distributing and External SpinCo shall not, and shall cause the members of their Groups not to, take any action that, or fail to take any action the failure of which, would be reasonably likely to be inconsistent with, or cause any Person to be in breach of, any representation or covenant, or any material statement, made in the Tax Materials.

8.3 Certain External SpinCo Actions Following the Effective Time. Without limiting the other provisions of this Section 8, during the two-year period following the Distribution Date, External SpinCo shall not take (and shall cause the members of the External SpinCo Group to not take), nor negotiate or enter into a binding agreement to take (and shall cause the members of the External SpinCo Group to not negotiate or enter into a binding agreement to take), any of the following actions: (i) liquidate, or sell or transfer (1) 50% or more of the assets that constitute the External SpinCo Business as of the Effective Time to any Person other than External SpinCo or an entity which is and will be wholly-owned, directly or indirectly, by External SpinCo or (2) 50% or more of the assets that constitute the Internal SpinCo Business as of the Effective Time to any Person other than Internal SpinCo or an entity which is and will be wholly-owned, directly or indirectly, by Internal SpinCo; (ii) transfer, in a transaction described in subparagraphs (A), (C), (D), or (G) of Section 368(a)(1), (1) any assets of External SpinCo or any External SpinCo Affiliate to another entity (other than to External SpinCo or an entity which is and will be wholly-owned, directly or indirectly, by External SpinCo) or (2) any assets of Internal SpinCo or any Internal SpinCo Affiliate to another entity (other than to Internal SpinCo or an entity which is and will be wholly-owned, directly or indirectly, by Internal SpinCo); (iii) issue stock of External SpinCo or any External SpinCo Affiliate (or any instrument that is convertible or exchangeable into any such stock), other than an issuance to which Treasury Regulations Section 1.355-7(d)(8) or (9) applies, equal to or exceeding twenty percent (20%) (by vote or value) of the stock of External SpinCo or of such External SpinCo Affiliate that was issued and outstanding immediately following the Effective Time; (iv) facilitate or otherwise participate in any acquisition (or deemed acquisition) of stock of External SpinCo or Internal SpinCo that would result in (1) any shareholder owning (or being deemed to own after applying the rules of Sections 355(e)(4)(C) and 355(e)(3)(B) of the Code) forty percent (40%) or more (by vote or value) of the outstanding stock of External SpinCo or (2) any shareholder other than External SpinCo owning (or being deemed to own after applying the rules of Sections 355(e)(4)(C) and 355(e)(3)(B) of the Code) forty percent (40%) or more (by vote or value) of the outstanding stock of Internal SpinCo; (v) redeem or otherwise repurchase any stock of External SpinCo other than pursuant to open market stock repurchase programs meeting the requirements of Section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696; or (vi) terminate the active conduct by the External SpinCo Group of the External SpinCo Business or the Internal SpinCo Business; in each case, without first obtaining and delivering to External Distributing at External SpinCo’s own expense a Supplemental Tax Opinion with respect to such action, in such form and on such terms as External Distributing may reasonably direct.

SECTION 9. General Provisions.

9.1 Limitation of Liability. IN NO EVENT SHALL ANY MEMBER OF THE EXTERNAL DISTRIBUTING GROUP OR THE EXTERNAL SPINCO GROUP OR THEIR RESPECTIVE DIRECTORS, OFFICERS AND EMPLOYEES BE LIABLE TO ANY OTHER MEMBER OF THE EXTERNAL DISTRIBUTING GROUP OR THE EXTERNAL SPINCO GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.2 Entire Agreement. This Agreement and the Distribution Agreement constitute the entire agreement between External Distributing and External SpinCo with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

9.3 Governing Law. This Agreement shall be governed and construed and enforced in accordance with the laws of the State of Texas as to all matters regardless of the laws that might otherwise govern under the principles of conflicts of laws applicable thereto.

9.4 Termination.

(a) This Agreement may be terminated at any time prior to the Distribution Date by and in the sole discretion of External Distributing without the approval of External SpinCo. In the event of termination pursuant to this Section 9.4, neither party shall have any liability of any kind to the other party.

(b) This Agreement shall otherwise terminate at such time as all obligations and liabilities of the parties hereto have been satisfied. The obligations and liabilities of the parties arising under this Agreement shall continue in full force and effect until all such obligations have been satisfied and such liabilities have been paid in full, whether by expiration of time, operation of law, or otherwise.

9.5 Notices. Unless expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered or (ii) if mailed registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter is refused by the addressee or its agent or (iii) if sent by overnight courier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent or (iv) if sent by facsimile or other generally accepted means of electronic transmission, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (ii) or (iii)), addressed to the attention of the addressee’s General Counsel at the address of its principal executive office or to such other address or facsimile number for a party as it shall have specified by like notice.

9.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

9.7 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may not be assigned by any party hereto.

9.8 No Third Party Beneficiaries. This Agreement is solely for the benefit of External Distributing, External SpinCo and their Subsidiaries and is not intended to confer upon any other Person any rights or remedies hereunder.

9.9 Severability. If any term or other provision of this Agreement is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.11 Amendments; Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law. Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

9.12 Authority. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement to be executed and delivered on or prior to the Distribution Date, and (d) this Agreement creates legal, valid and binding obligations, enforceable against it in accordance with its respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

9.13 Construction. This Agreement shall be construed as if jointly drafted by External SpinCo and External Distributing and no rule of construction or strict interpretation shall be applied against either party. The parties represent that this Agreement is entered into with full consideration of any and all rights which the parties may have. The parties have relied upon their own knowledge and judgment and upon the advice of the attorneys of their choosing. The parties have received independent legal advice, have conducted such investigations they and their counsel thought appropriate, and have consulted with such other independent advisors as they and their counsel deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The parties are not relying upon any representations or statements made by any other party, or such other party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly incorporated in this Agreement. The parties are not relying upon a legal duty, if one exists, on the part of any other party (or such other party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that no party shall ever assert any failure to disclose information on the part of the other party as a ground for challenging this Agreement.

9.14 Interpretation. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The operation of various provisions of this Agreement is illustrated by examples in Appendix A hereto, and this Agreement shall be interpreted in accordance with such examples.

9.15 Predecessors or Successors. Any reference to External Distributing, External SpinCo, a Person, or a Subsidiary in this Agreement shall include any predecessors or successors (e.g., by merger or other reorganization, liquidation, conversion, or election under Treasury Regulations Section 301.7701-3) of External Distributing, External SpinCo, such Person, or such Subsidiary, respectively.

9.16 Effective Time. This Agreement shall become effective on the date recited above on which the parties entered into this Agreement.

9.17 Change in Law. Any reference to a provision of the Code or any other Tax Law shall include a reference to any applicable successor provision or law.

9.18 Disputes. The procedures for discussion, negotiation and arbitration set forth in Article XI of the Distribution Agreement shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may rise out of or relate to, or arise under or in connection with this Agreement.

9.19 Conflict. Notwithstanding anything else to the contrary in the Distribution Agreement, except to the extent expressly provided in this Agreement the parties shall have no obligation to each other (or to any of each other’s Affiliates) with respect to the transfer, delivery, sharing, disclosure, provision, preparation, or maintenance of (i) any books and records primarily relating to Taxes, (ii) any Information primarily relating to Taxes, or (iii) any Tax Records.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives as of the date set forth above.

KIMBERLY-CLARK CORPORATION

By:	/s/ Mark A. Buthman
Name:	Mark A. Buthman
Title:	Chief Financial Officer

HALYARD HEALTH, INC.

By:	/s/ Steven E. Voskuil
Name:	Steven E. Voskuil
Title:	Senior Vice President and Chief Financial Officer

APPENDIX A

The following examples illustrate the operation of various provisions of this Agreement. However, each example is not necessarily intended to illustrate every provision of this Agreement that may be relevant thereto.

Except as stated otherwise, each of the examples assumes (i) a U.S. federal income Tax rate of 35%, (ii) that the Distribution Date was October 31, 2014, and that both the Internal Distribution and the External Distribution occurred thereon, (iii) that External SpinCo files a Separate Return with respect to all Taxes for the Stub Period (“External SpinCo Stub Period Return”), for 2015 and for later years, (iv) that the Internal Contribution and the Internal Distribution together qualify as a reorganization under Sections 368(a)(1)(D) and 355 of the Code, (v) that the External Contributions and the External Distribution together qualify as a reorganization under Sections 368(a)(1)(D) and 355 of the Code, and (vi) that, for convenience, there are no Separation Taxes, Restructuring Taxes or Repatriation Taxes. In addition, for convenience, it is assumed that the amount of the credit for prior deemed tax payments which would otherwise be allowed by Section 4.2(c) is zero.

Example 1.	General Tax Allocation on Joint Return.

On the 2014 Joint Federal Return, the External Distributing consolidated group reports $200x of consolidated taxable income, no credits, no losses carried forward to 2014 from any prior Tax Year, and a Tax liability of $70x (viz., (35%)($200x)). Of the $200x of consolidated taxable income reported on such Tax Return, $150x is attributable to the separate taxable income (calculated in accordance with Treasury Regulation Section 1.1552-1(a)(1) and in accordance with past practices) of the members of the External Distributing Group. The remaining $50x of consolidated taxable income is attributable to the separate taxable income (calculated in accordance with Treasury Regulation Section 1.1552-1(a)(1) and in accordance with past practices) of the members of the External SpinCo Group during the period in which External SpinCo joins in the filing of such Tax Return (viz., the period beginning January 1, 2014, and ending on the Distribution Date (the “External SpinCo Pre-Spin 2014 Period”)).

The $150x of consolidated taxable income attributable to the External Distributing Group and the $50x of consolidated taxable income attributable to the External SpinCo Group in each case includes deductions. However, in neither case are these deductions a Tax Benefit because after separately taking into account solely the items of income, gain, loss, and deduction of each Group for such Tax Year, the aggregate of such deductions for each Group in the Tax Year does not exceed the income attributable to or arising from the relevant Group in such Tax Year.

Because the 2014 Joint Federal Return includes Tax Items attributable to the External Distributing Business and Tax Items attributable to the External SpinCo Business (determined without regard to Tax Items carried forward to such Tax Year), it will be a Joint Return. Pursuant to Section 2.1, each of External Distributing and External SpinCo will be liable for its allocable portion of the $70x of Tax shown on such Joint Return. Because $150x of the consolidated taxable income that gave rise to the Tax was attributable to members of the External Distributing Group and $50x of the consolidated taxable income that gave rise to the

Tax was attributable to members of the External SpinCo Group, pursuant to Section 2.2(a), $52.5x of Tax will be allocable to External Distributing (viz., ($150x/$200x)($70x)) and $17.5x of Tax will be allocable to External SpinCo (viz., ($50x/$200x)($70x)).

Pursuant to Section 3.1(a), External Distributing is responsible for preparing and filing the 2014 Joint Federal Return. As a result, External Distributing will have the exclusive right, in its reasonable discretion, to make those determinations described in Section 3.3(a) with respect to the 2014 Joint Federal Return. Pursuant to Section 4.1, External Distributing must pay the $70x of Tax to the proper Tax Authority. Pursuant to Section 4.2(a), External SpinCo must remit the amount for which it is liable (viz., $17.5x) to External Distributing within thirty days after receiving notification requesting such amount. If payment is not made within thirty days, External SpinCo must pay interest thereafter on the amount past due at the rate and as determined under Section 4.4.

Pursuant to Section 4.7, the parties would ordinarily characterize External SpinCo’s payment of $17.5x in the same manner as if it were a distribution to External Distributing immediately prior to the External Distribution. However, under applicable Tax Law (viz., Treasury Regulations Sections 1.1552-1(b)(2) and 1.1502-32(b)(3)(iv)(D)), the parties are required to treat the obligation to make such payment as a distribution to External Distributing and to treat the payment itself as a payment in satisfaction of indebtedness owed by External SpinCo to External Distributing. Finally, such payment does not further reduce External Distributing’s basis in the External SpinCo stock.

Example 2.	Treatment of Tax Benefits - Net Operating Losses.

On the 2014 Joint Federal Return, the External Distributing consolidated group reports $130x of consolidated taxable income, no credits, no losses carried forward to 2014 from any prior Tax Year, and a Tax liability of $45.5x (viz., (.35)($130x)). The $130x of consolidated taxable income reported on such Tax Return represents (i) $150x of separate taxable income (calculated in accordance with Treasury Regulation Section 1.1552-1(a)(1) and in accordance with past practices) attributable to the members of the External Distributing Group and (ii) after separately taking into account solely the items of income, gain, loss, and deduction of the External SpinCo Group for the External SpinCo Pre-Spin 2014 Period (but excluding any deductions attributable to losses carried forward or back to the 2014 Joint Federal Return from another Tax Year), a net operating loss of $20x (calculated in accordance with Treasury Regulation Section 1.1552-1(a)(1) and in accordance with past practices) attributable to the External SpinCo Group for the External SpinCo Pre-Spin 2014 Period.

The $20x net operating loss is a Tax Benefit that is allocated solely to External SpinCo under Section 2.2(a)(ii)(D), but, taking into account only those Tax Items allocated to External SpinCo during such Tax Year, none of this Tax Benefit would be allowable under applicable Tax Law. Therefore, under Section 2.1(c)(ii), none of this Tax Benefit can be utilized by External SpinCo. Instead, the $20x net operating loss is utilized by External Distributing under Section 2.1(c)(iii), reducing the Tax for which External Distributing is liable pursuant to Section 2.1(b)(i). Consequently, pursuant to Section 2.1(b)(ii)(C) External Distributing must pay External SpinCo for utilizing such Tax Benefit to reduce the Taxes for which External Distributing is liable under Section 2.1(b)(i). Under Section 4.2(d)(iii), the amount of the payment from External Distributing for the utilization of this Tax Benefit would be $7x (viz., the amount by which External Distributing’s Taxes were actually reduced by the Tax Benefit).

Example 3.	Treatment of Tax Benefits - Foreign Tax Credits.

For the 2014 Joint Federal Return, External Distributing has $150x of foreign tax credits available (ignoring any limitation on such foreign tax credits), $30x of which are carried forward from prior Tax Years (and are allocable to External Distributing under this Agreement) and $120x of which arise in 2014. Of the $120x of foreign tax credits arising in 2014, $15x are attributable to Mexican Income Taxes imposed on the Mexican Maquilas with respect to their Tax Year that begins in 2014, $5x are attributable to Japanese Income Taxes imposed on Halyard Healthcare Inc.’s Subsidiary with respect to its Tax Year that begins in 2014, and none are attributable to Honduran Income Taxes. Assume that (i) the foreign source income of the members of the External SpinCo Group reported for the External SpinCo Pre-Spin 2014 Period exceeds the amount needed for External SpinCo to take into account all foreign tax credits that arise in 2014 and are allocated to External SpinCo (such excess foreign source income, the “Excess FSI”) under this Agreement and (ii) the foreign source income of the members of the External Distributing Group that is reported for External Distributing’s 2014 Tax Year is less than the amount needed for External Distributing to take into account all foreign tax credits that arise in (or are carried forward to) 2014 and are allocated to External Distributing for 2014 under this Agreement.

The $30x of foreign tax credits carried forward to 2014 are assumed to be allocated to External Distributing. The $20x of foreign tax credits arising in 2014 that are attributable to the Mexican Income Taxes and Japanese Income Taxes imposed in 2014 on the Mexican Maquilas and Halyard Healthcare Inc.’s Subsidiary, respectively, are allocated to External SpinCo under Section 2.2(a)(ii)(A). The remaining $100x of foreign tax credits arising in 2014 are allocated to External Distributing under Section 2.2(a)(ii)(A).

Because the foreign source income of the members of the External SpinCo Group reported for the External SpinCo Pre-Spin 2014 Period exceeds the amount needed for External SpinCo to take into account all foreign tax credits that arise in 2014 and are allocated to External SpinCo, External SpinCo is entitled to use all $20x of these foreign tax credits to reduce the Taxes for which it is liable under Section 2.1(a)(i). The foreign source income of the members of the External Distributing Group for 2014 is less than the amount needed for External SpinCo to take into account the $130x of foreign tax credits that are allocated to External Distributing. However, under Section 2.1(c)(ii) External Distributing is entitled to treat the Excess FSI as a Tax Item allocated to External Distributing during 2014.

The foreign tax credits allocated to External Distributing for 2014 that cannot be taken into account by External Distributing on the 2014 Joint Federal Return after treating the Excess FSI as a Tax Item allocated to External Distributing during 2014, if any, are carried forward to 2015 (and will be allocated to External Distributing in 2015). External Distributing is not required to make any payment to External SpinCo under Section 2.1(b)(ii) (or otherwise) for utilizing any portion of the $130x of foreign tax credits (including any portion that External Distributing is entitled to utilize solely as a result of being entitled to treat the Excess FSI as a Tax Item allocated to External Distributing during 2014) to reduce its liability for Taxes on the

2014 Joint Federal Return, because all such foreign tax credits are allocated to External Distributing. Furthermore, External Distributing is not required to make any payment to External SpinCo under this Agreement for treating the Excess FSI as a Tax Item allocated to External Distributing.

Example 4.	Treatment of Foreign Tax Credit Carrybacks.

Assume the same facts as Example 3, except that in the Stub Period, the External SpinCo Group has foreign tax credits of $10x which it cannot use on the Stub Period Tax Return due to the foreign tax credit limitation. The External SpinCo Group has sufficient Excess FSI during the External SpinCo Pre-Spin 2014 Period to both permit External SpinCo Group to utilize the foreign tax credit carryback and to allow the External Distributing Group’s utilization of its foreign tax credits to remain unchanged.

Assuming that the $10x foreign tax credit carryback is material, it can be carried back to the 2014 Joint Federal Return pursuant to Section 3.3(d). Taking into account only those Tax Items allocated to the External SpinCo Group on the 2014 Joint Federal Return, the External SpinCo Group has sufficient foreign source income to utilize the $10x foreign tax credit carryback from the Stub Period. Consequently, pursuant to Section 2.1(a)(i), the External SpinCo Group may reduce Taxes allocated to it under Section 2.2(a)(i) or Section 2.2(b). External Distributing shall amend the 2014 Joint Federal Return and file a claim for refund for such Tax Benefit, which is a Redetermination Event pursuant to Section 4.3. External Distributing shall pay External SpinCo the amount of such refund within thirty day of receipt, provided the refund exceeds $50,000.

For the avoidance of doubt, if, alternatively, the Excess FSI (reduced by the amount of the Excess FSI that External Distributing was previously entitled to treat as a Tax Item allocated to External Distributing during 2014 pursuant to Section 2.1(c)(ii)) (such reduced Excess FSI, the “Adjusted Excess FSI”) would not be sufficient to permit External SpinCo to fully utilize the foreign tax credit carryback from the Stub Period, External SpinCo is not permitted to carry back its foreign tax credits from the Stub Period to the 2014 Joint Federal Return to the extent such a carryback exceeds the foreign tax credit that could be utilized after taking into account solely the Adjusted Excess FSI. The External SpinCo Group’s remaining excess foreign tax credit from the Stub Period must be carried forward.

Example 5.	Treatment of Income and Value Added Taxes Arising from a Transfer of Assets.

External Distributing directly or indirectly owns 100% of the stock of a foreign corporation (“ForeignCo”) which is a member of the External Distributing Group. Prior to the Distribution Date, ForeignCo held assets related to the External SpinCo Business and other assets related to the External Distributing Business. On or before the Distribution Date, ForeignCo sold or otherwise transferred the assets related to the External SpinCo Business to a member of the External SpinCo Group. The transfer of those assets gave rise to $20x of Income Tax in the foreign jurisdiction in which ForeignCo is organized. In addition, the transfer gave rise to value added tax paid by the purchasing member of the External SpinCo Group.

The foreign income Tax Return of ForeignCo is a Joint Return because it includes Tax Items of both the External Distributing Business and the External SpinCo Business (and is not required to be filed with respect to Internal SpinCo (or any of its foreign Subsidiaries prior to the External Distribution) or the Thai Subsidiaries, each of which are members of the External SpinCo Group). External Distributing is responsible for preparing and filing ForeignCo’s Joint Return pursuant to Section 3.1(a) and for remitting the $20x of foreign Income Tax shown thereon pursuant to Section 4.1. The $20x of Income Tax arising from the transfer is a Restructuring Tax and is allocated entirely to External Distributing pursuant to Section 2.2(a)(i)(B). Because the transaction involves a payment from a member of one Group to a member of the other Group, value added tax arising from the transaction is allocated entirely to External SpinCo pursuant to the flush language in Section 2.2(a).

After the Distribution Date, the Tax Authority in the country where ForeignCo is resident conducts an Income Tax audit of ForeignCo and challenges the value at which the assets related to the External SpinCo Business were sold to the External SpinCo Group member for Income Tax purposes. The External Distributing Group shall handle the audit of ForeignCo pursuant to Section 7.2(a) and any Tax Contest that may result therefrom at its own expense. External SpinCo shall have no responsibility to indemnify External Distributing for any additional Income Tax arising from that Tax Contest under Section 4.2(a) because External SpinCo is not partially or wholly responsible for the underlying Income Tax pursuant to Section 2.2(a)(i)(B). However, in the event that the Tax Contest has the effect of increasing the value added tax imposed on the transfer, External SpinCo would be liable for the increased value added tax and the associated interest and penalties, consistent with Section 4.3.

Example 6.	Allocation of Separation Taxes.

Assume the same facts as in Example 1 and that all payments discussed in Example 1 were timely made. In 2016, the relevant Tax Authority initiates a Tax Contest with respect to the 2014 Joint Federal Return. In the Tax Contest, the Tax Authority successfully asserts that, due to certain actions taken by members of the External SpinCo Group during 2015 (and that were prohibited under Section 8.3), the Internal Contribution together with the Internal Distribution fail to qualify as a transaction described under Sections 355 and 368(a)(1)(D) of the Code. As a result, a portion of the Internal Contribution (which had previously been were treated as a tax-free transfer of property to Internal SpinCo for U.S. federal income tax purposes) is recharacterized as an intercompany sale of assets from Internal Distributing to Internal SpinCo, resulting in a deferred intercompany gain to Internal Distributing of $10x. Under applicable Tax Law (viz., Treasury Regulations Section 1.1502-13(d)), Internal Distributing’s $10x of deferred intercompany gain is required to be taken into account immediately prior to the External Distribution, with the result that an additional $10x of taxable income must be reported for the 2014 Joint Federal Return.

As a result of the Tax Contest relating to the 2014 Joint Federal Return, Section 4.3 requires that the amounts paid under this Agreement be redetermined. Since External Distributing is responsible for preparing the 2014 Joint Federal Return pursuant to Section 3.1, Section 4.1 requires External Distributing to pay the $3.5x of Tax resulting from the Tax Contest (viz, (.35)(the additional $10x of taxable income arising from taking the deferred intercompany gain into account)). This $3.5x of Tax is a Separation Tax because it results from the failure of the Internal Contribution together with the Internal Distribution to qualify as a transaction described under Sections 355 and 368(a)(1)(D) of the Code. This Separation Tax results primarily from External SpinCo taking actions prohibited by Section 8.3 and therefore is allocated to External SpinCo under Section 2.2(b)(ii). As a result, pursuant to Section 4.3, External SpinCo is required to make a payment of $3.5x to External Distributing within thirty days after the date on which External Distributing paid the $3.5x in additional Tax to the Tax Authority (or, if later, fifteen days after the date of a request for such payment from External Distributing), provided that the $3.5x in additional Tax exceeds $50,000.

This Example 6 shall apply to External Distributing in a similar manner under the assumption that a member of the External Distributing Group took actions that were prohibited under Sections 8.1 or 8.2.

Example 7.	Repatriation Taxes and Foreign Tax Credits.

Part I. Assume the same facts as Example 1 and further assume that the Thai Subsidiaries have (i) $50x of net taxable profits in 2014 (which is equal to the Thai Subsidiaries’ current earnings and profits for 2014 under United States Income Tax law), on which Thailand imposes an Income Tax equal to $10x (which is not considered to have accrued until after the Effective Time, but before January 1, 2015, and is not payable until 2015), and (ii) additional local distributable reserves of $40x as of December 31, 2013 (which is equal to the Thai Subsidiaries’ accumulated earnings and profits under United States Income Tax law as of such date), with respect to which the Thai Subsidiaries have previously paid $10x of Thailand Income Tax.

During 2014, and prior to the Effective Time, the Thai Subsidiaries, which are disregarded as entities separate from their parent, Safeskin B.V.I. (“Safeskin”) for United States federal income tax purposes, make a cash distribution of $80x to Safeskin (representing all of the Thai Subsidiaries’ current and accumulated earnings and profits). This cash distribution to Safeskin is subject to a $8x Thailand withholding tax. Safeskin, in turn (and prior to the Effective Time), distributes the remaining $72x to External Distributing, and such distribution is not subject to a withholding tax. Collectively, the Thai Subsidiaries’ distribution to Safeskin, followed by Safeskin’s distribution to External Distributing are referred to as the “Thai Cash Distribution.” The Thai Cash Distribution is reported on the 2014 Joint Federal Return as resulting in $100x of U.S. federal taxable income (which includes any dividend deemed to have been paid under section 78 of the Code) and a $28x foreign tax credit (viz., equal to the sum of the Thailand Income Taxes on current earnings, plus the withholding taxes with respect to the Thai Cash Distribution, plus the Thailand Income Taxes previously paid with respect to the Thai Subsidiaries’ accumulated earnings and profits).

Assume that Kimberly-Clark Far East Pte. Limited (“KC Singapore”) has (i) $50x of chargeable income in 2014 (which is equal to KC Singapore’s current earnings and profits for 2014 under United States Income Tax law), on which Singapore imposes an Income Tax equal to $10x (which is considered to accrue ratably during 2014 and is payable after the Effective Time), and (ii) additional local distributable reserves of $40x as of December 31, 2013 (which is equal to KC Singapore’s accumulated earnings and profits under United States Income Tax law as of such date), with respect to which KC Singapore has previously paid $10x of Singapore Income Tax.

During 2014, and prior to the Effective Time, KC Singapore makes a cash distribution of $40x (the “Singapore Cash Distribution”) to its parent, Kimberly-Clark International, S.A., a Panamanian corporation that is a member of the External Distributing Group (“KC International”). Assume further that KC International sells KC Singapore to Halyard Health prior to the Effective Time (the “Singapore Sale”), which, under United States Income Tax law (viz., section 964(e) of the Code), results in a deemed dividend from KC Singapore to KC International of $40x. Assume further that Panama imposes $5x of Income Tax on the Singapore Sale (and that this Tax is considered to be accrued after the Effective Time and is paid in 2015). Finally, assume the Singapore Cash Distribution and the deemed dividend resulting from the Singapore Sale (net of the Panama Income Taxes imposed on the Singapore Sale) (collectively, the “Singapore Income”) constitute $75x of “subpart F income” of KC International (viz., $40x from the Singapore Cash Distribution, plus $40x of deemed dividend income from the Singapore Sale, minus $5x of Panama Income Tax imposed on the Singapore Sale). As a result, the Singapore Income gives rise to $25x of foreign tax credits for the 2014 Joint Federal Return (viz., $20x attributable to the Singapore Income Tax imposed on KC Singapore’s chargeable income, plus $5x attributable to the Panama Income Tax imposed on the gain in the Singapore Sale) and $100x of taxable income (viz., $75x attributable to the subpart F income, plus a $25x deemed dividend under section 78 of the Code).

On the 2014 Joint Federal Return, the External Distributing consolidated group reports $400x of consolidated taxable income, no losses carried forward to 2014 from any prior Tax Year, foreign tax credits of $53x, and a Tax liability of $87x (viz., (.35)($400x) - $53x of foreign tax credits).

Of the $200x of consolidated taxable income reported on such Tax Return that is not attributable to the Thai Cash Distribution or the Singapore Income, $150x is attributable to the separate taxable income (calculated in accordance with Treasury Regulation Section 1.1552-1(a)(1) and in accordance with past practices) of the members of the External Distributing Group, and the remaining $50x of consolidated taxable income is attributable to the separate taxable income (calculated in accordance with Treasury Regulation Section 1.1552-1(a)(1) and in accordance with past practices) of the members of the External SpinCo Group during the External SpinCo Pre-Spin 2014 Period. The $200x of consolidated taxable income reported on such Tax Return that is not attributable to the Thai Cash Distribution or the Singapore Income results in $70x of Tax. For the reasons discussed in Example 1, $52.5x of such Tax is allocated to External Distributing, while the other $17.5x of such Tax is allocated to External SpinCo.

The $52.5x of U.S. federal income taxes imposed on the $150x of U.S. federal taxable income attributable to the Thai Cash Distribution and the Singapore Cash Distribution (viz., $72x distributed in the Thai Cash Distribution, plus $40x of subpart F income deemed distributed and attributable to the Singapore Cash Distribution, plus $38x of deemed dividends under section 78 of the Code (viz., $28x attributable to the Thai Cash Distribution, plus $10x attributable to the Singapore Cash Distribution)) are Repatriation Taxes and are allocated solely to External Distributing under Section 2.2(a)(i)(B). The $17.5x of U.S. federal income taxes imposed on the $50x of U.S federal taxable income attributable to the Singapore Sale (viz., $35x of subpart F income attributable to the Singapore Sale, plus a deemed dividend of $15x under section 78 of the Code) are Restructuring Taxes and are allocated solely to External Distributing under Section 2.2(a)(i)(B). Finally, notwithstanding the fact that a portion of the foreign tax credits attributable to the Thai Cash Distribution and the Singapore Income relate to taxes that accrue after the Effective Time and are payable after the Effective Time, the entire $53x of these foreign tax credits are allocated to External Distributing under Section 2.2(a)(ii)(A) (even if some portion of the $53x of these foreign tax credits cannot be claimed on the 2014 Joint Federal Return due to a limitation on such foreign tax credits under applicable Tax Law), because they arise in 2014 with respect to the 2014 Joint Federal Return (and are not attributable to Mexican or Japanese Income Taxes). Therefore, pursuant to Section 2.1 External Distributing is liable for $69.5x of the Tax reported on the 2014 Joint Federal Return (viz., ($52.5x plus $70x of Tax) - $53x of foreign tax credits), and External SpinCo is liable for the remaining $17.5x of the Tax reported on the 2014 Joint Federal Return.

Pursuant to Section 3.1(a), External Distributing is responsible for preparing and filing the 2014 Joint Federal Return. Pursuant to Section 4.1, External Distributing must pay the $87x of Tax to the Tax Authority. Pursuant to Section 4.2(a), External SpinCo must remit the amount for which it is liable (viz., $17.5x) to External Distributing within thirty days after receiving notification requesting such amount. If payment is not made within thirty days, External SpinCo must pay interest thereafter on the amount past due at the rate and as determined under Section 4.4.

For the avoidance of doubt, for purposes of calculating the parties’ liability for non-U.S. Taxes and the utilization of Tax Benefits for 2014:

(i) The $8x of withholding taxes that were imposed by Thailand on the Thai Subsidiaries’ cash distribution to Safeskin are Repatriation Taxes and are allocated solely to External Distributing under Section 2.2(a)(i)(B). Section 4.2(e) applies to such withholding taxes because they are imposed on the Cash Distribution. Therefore, External Distributing is deemed to have made payment of such withholding taxes to External SpinCo for purposes of Section 4.2(b) to the extent of such withholdings.

(ii) The $10x of Income Tax imposed by Thailand on the Thai Subsidiaries’ net taxable profits for 2014 is allocated solely to External SpinCo under Section 2.2(a)(i)(C). As a result, External SpinCo is liable for such Income Tax under Section 2.1(a)(i). External SpinCo is responsible for preparing and filing the Tax Return with respect to such Income Tax pursuant to Section 3.2(b) and remitting the Income Tax shown thereon to the proper Tax Authority pursuant to Section 4.1. No payment will be required from External Distributing under Section 4.2(b) with respect to such Income Taxes.

(iii) The $10x of Singapore Income Tax imposed on KC Singapore’s $50x of chargeable income in 2014 is allocated solely to External SpinCo under Section 2.2(a)(i)(C). As a result, External SpinCo is liable for such Income Tax under Section 2.1(a)(i). External SpinCo is responsible for preparing and filing the Tax Return with respect to such Income Tax pursuant to Section 3.2(b) and remitting the Income Tax shown thereon to the proper Tax Authority pursuant to Section 4.1. No payment will be required from External Distributing under Section 4.2(b) with respect to such Income Tax.

(iv) The $5x of Panama Income Tax with respect to the Singapore Sale is a Restructuring Tax allocated to External Distributing under Section 2.2(a)(i)(B). As a result, External Distributing is liable for such Income Tax under Section 2.1(b)(i). External Distributing is responsible for preparing and filing the Tax Return with respect to such Income Tax pursuant to Section 3.2(a) and remitting the Income Tax shown thereon to the proper Tax Authority pursuant to Section 4.1. No payment will be required from External SpinCo under Section 4.2(a) with respect to such Income Tax.

Part II. Assume the same facts as in Part I of this Example 7, except that following the Effective Time the Thai Subsidiaries make an additional cash distribution during 2014 to Safeskin, which in turn immediately distributes such cash to Internal SpinCo (which is a member of the External SpinCo Group) (collectively, such distributions the “Post-Spin Distribution”). Moreover, assume that, for U.S. federal income tax purposes, the effect of the Post-Spin Distribution is to reduce the portion of the Thai Cash Distribution that is treated as a dividend to External Distributing (viz., by causing some of the Thai Subsidiaries’ current earnings and profits for 2014 to be deemed distributed to Internal SpinCo), with the result that (i) the foreign tax credits claimed with respect to the Thai Cash Distribution on the 2014 Joint Federal Return are only $20x (rather than $28x) and (ii) the remaining $8x of foreign tax credits that were claimed with respect to the Thai Cash Distribution under Part I of this Example 7 (the “Shifted Foreign Tax Credits”) are instead claimed by External SpinCo against its U.S. federal income taxes on its External SpinCo Stub Period Return.

The $20x of foreign tax credits claimed with respect to the Thai Cash Distribution on the 2014 Joint Federal Return are allocated to External Distributing under Section 2.2(a)(ii)(A) because they arise in 2014 with respect to the 2014 Joint Federal Return. Because of the Post-Spin Distribution, the Shifted Foreign Tax Credits arise in 2014 with respect to the External SpinCo Stub Period Return rather than the 2014 Joint Federal Return, with the result that they are allocated to External SpinCo under Section 2.2(a)(ii)(D) (rather than to External Distributing under Section 2.2(a)(ii)(A)). However, because the Post-Spin Distribution directly causes foreign tax credits that are allocated to External Distributing pursuant to Section 2.2(a)(ii)(A) to be reduced, External SpinCo is deemed under Section 2.1(d) to have utilized foreign tax credits allocated to External Distributing to reduce Taxes for which External SpinCo is liable for the Stub Period and is required under Section 2.1(d) to make a payment to External Distributing, pursuant to Section 2.1(a)(ii)(A), for the Shifted Foreign Tax Credits. Such payment is not subject to the limitation in the last sentence of Section 4.3.

Part III. Assume the same facts as in Part II of this Example 7, except that in 2015 Thailand initiates an audit of the Thai Subsidiaries that successfully asserts that the Thai Subsidiaries owed additional Income Taxes for 2014. For U.S. federal income tax purposes, the effect of these additional Thailand Income Taxes is that each of External Distributing and External SpinCo are able to amend the 2014 Joint Federal Return and the External SpinCo Stub Period Return, respectively, (i) to claim additional foreign tax credits and (ii) to report additional deemed dividend income under section 78 of the Code. For the same reasons set forth in Parts I and II of this Example 7, the additional foreign tax credit reported on the amended 2014 Joint Federal Return and the additional Shifted Foreign Tax Credits are each allocated in the same manner as set forth in Part II of this Example 7. The additional United States Income Taxes imposed on the additional deemed dividend income reported on the amended 2014 Joint Federal

Return are Repatriation Taxes, and the additional United States Income Taxes imposed on the additional deemed dividend income reported on the amended External SpinCo Stub Period Return are Income Taxes allocated to External SpinCo under Section 2.2(a)(i)(C). For the same reasons set forth in Part II of this Example 7, External SpinCo must make a payment to External Distributing for the additional Shifted Foreign Tax Credits.

Example 8.	Restructuring Taxes and Foreign Tax Credits.

For the External SpinCo Pre-Spin 2014 Period, the Mexican Maquilas, which are disregarded as entities separate from Internal SpinCo for U.S. federal income tax purposes and which are members of the External SpinCo Group, have $100x of taxable income under both United States and Mexican Income Tax law. This taxable income includes gain from a sale by the Mexican Maquilas of certain assets relating to the External Distributing Business to members of the External Distributing Group (such sale, the “Mexican Sale”) in preparation for the External Distribution. The Mexican Sale results in $20x of taxable gain under Mexican Income Tax law and a deferred intercompany gain of $20x under United States Income Tax law (which is taken into account by Internal SpinCo immediately prior to the External Distribution as required under Treasury Regulations Section 1.1502-13(d)). Assume the Mexican Maquilas pay Mexican Income Tax equal to $30x ($6x of which is attributable to the Mexican Sale) to the Tax Authority pursuant to Section 4.1. With respect to the 2014 Joint Federal Return, the Mexican Maquilas give rise to $100x of taxable income and $30x of foreign tax credits.

Mexican Income Taxes. The $6x of Mexican Income Tax attributable to the Mexican Sale is a Restructuring Tax that is allocated solely to External Distributing pursuant to Section 2.2(a)(i)(B). The remaining $24x of Mexican Income Tax is allocated solely to External SpinCo pursuant to Section 2.2(a)(i)(C). Assuming that these Mexican Income Taxes are filed and paid by External SpinCo pursuant to Section 4.1, External Distributing must remit the amount for which it is liable (viz., $6x) to External SpinCo under Section 4.2(b) within thirty days after receiving notification requesting such amount. If payment is not made within thirty days, External Distributing must pay interest thereafter on the amount past due at the rate and as determined under Section 4.4.

United States Income Taxes. Because the 2014 Joint Federal Return is a Joint Return, External Distributing is responsible for filing the 2014 Joint Federal Return (pursuant to Section 3.1(a)) and remitting the Taxes shown thereon to the Tax Authority. The $7x of United States Income Tax attributable to the Mexican Sale (viz., (.35)($20x of deferred intercompany gain taken into account by Internal SpinCo immediately prior to the External Distribution)) is a Restructuring Tax that is allocated solely to External Distributing pursuant to Section 2.2(a)(i)(B). The remaining $28x (viz., (.35)($100x-$20x)) of United States Income Tax attributable to the Mexican Maquilas for the External SpinCo Pre-Spin 2014 Period is allocated to External SpinCo under Section 2.2(a)(i)(C). Under Section 2.2(a)(ii)(A), the $6x of foreign tax credit attributable to the Mexican Restructuring Tax is allocated to External Distributing, and the remaining $24x of foreign tax credit attributable to the Mexican Income Taxes are allocated to External SpinCo.

Under Section 2.1(b)(i) External Distributing is liable for $1x (viz., $7x of Restructuring Tax - $6x of foreign tax credit) of United States Income Tax reported on the 2014 Joint Federal

Return related to the Mexican Maquilas. Under Section 2.1(a)(i) External SpinCo is liable for $4x (viz., $28x of United States Income Tax - $24x of foreign tax credit) of United States Income Tax reported on the 2014 Joint Federal Return related to the Mexican Maquilas. Therefore, assuming the same facts as in Example 1 (other than the income relating to the Mexican Maquilas), under Section 4.2(a) External SpinCo will be required to make a payment of $4x to External Distributing relating to the United States Income Tax imposed with respect to the Mexican Maquilas.

Example 9.	Tax Contests - U.S. Income Taxes.

Assume the same facts as in Example 1 and that all payments discussed in Example 1 were timely made. In 2016, the relevant Tax Authority initiates a Tax Contest with respect to the 2014 Joint Federal Return. As a result of the Tax Contest, it is concluded that External Distributing (i) failed to report $50x of consolidated taxable income ($25x of which is allocated to External Distributing under Section 2.2(a)(i)(C), and the remaining $25x of which is allocated to External SpinCo under Section 2.2(a)(i)(C)) and (ii) was entitled to claim an additional foreign tax credit of $10x that is allocated to External Distributing pursuant to Section 2.2(a)(ii)(A). Consequently, External Distributing is required to pay an additional $7.5x to the Tax Authority (viz., (.35)($50x of additional taxable income) minus $10x of foreign tax credits).

Section 4.3 requires that the amounts paid under this Agreement be redetermined as follows: Taking into account the adjustments from the Tax Contest, the 2014 Joint Federal Return should have reported $250x of consolidated taxable income ($175x of which is allocated to External Distributing, and $75x of which is allocated to External SpinCo), $10x of foreign tax credits (all of which are allocated to External Distributing), and Tax liability of $77.5x (viz., (.35)($250x) minus $10x of foreign tax credits). Under Section 2.1, External Distributing is liable for $51.25x of Tax (viz., (.35)($175x of taxable income allocated to External Distributing) minus $10x of foreign tax credits), and External SpinCo is liable for $26.25x of Tax (viz., (.35)($75x of taxable income allocated to External SpinCo)). When the 2014 Joint Federal Return was originally filed, External Distributing paid $70x to the Tax Authority and received a payment of $17.5x from External SpinCo. External Distributing is required to pay an additional $7.5x to the Tax Authority as a result of the Tax Contest, and External SpinCo is required to make a payment to External Distributing of $8.75x (viz., $26.25x redetermined liability after the Tax Contest, minus $17.5x initially paid to External Distributing with respect to the 2014 Joint Federal Return) within thirty days after the date on which External Distributing paid the $7.5x in additional tax to the Tax Authority (or, if later, fifteen days after the date of a request for such payment from External Distributing), provided that the $8.75x in additional tax exceeds $50,000.

Example 10.	Tax Contests - State Taxes.

External Distributing files its income Tax Return for State 1 with respect to the Tax Year that begins on January 1, 2014, and ends on December 31, 2014 (the “2014 Combined State 1 Return”), on a combined basis with the other corporate members of both Groups. Assume that States 1 imposes its income tax at a 10% rate and that the 2014 Combined State 1 Return reported $1,000,000 of combined taxable income, no losses carried forward to 2014 from any prior year, a $50,000 research and development tax credit, and a Tax liability of $50,000 (viz., (.1)($1,000,000) minus the $50,000 research and development tax credit). Of the $1,000,000 of combined taxable income reported on the 2014 Combined State 1 Return, assume that $900,000 is allocated to External Distributing under Section 2.2, and the remaining $100,000 of combined taxable income is allocated to External SpinCo under Section 2.2. Assume the research and development tax credits are allocated entirely to External Distributing under Section 2.2(a)(ii)(C). Consistent with Sections 3.1, 4.1, and 4.2(a), External Distributing prepared and filed the 2014 Combined State 1 Return, paid the $50,000 Tax liability, and timely received a $10,000 payment from External SpinCo for the portion of the Tax for which External SpinCo is liable under Section 2.1.

For the Tax Year that begins on January 1, 2015, and ends on December 31, 2015, External SpinCo reports a loss of $500,000 on its combined income Tax Return for State 1. Under State 1’s Income Tax law, External SpinCo is required to carry back this loss to the 2014 Combined State 1 Return, and for purposes of this Example 10, the carryback of this Tax Item is assumed to be material. Therefore, at External SpinCo’s reasonable request, External Distributing is required under Section 3.3(d) to amend the 2014 Combined State 1 Return and file a claim for refund. The 2014 Combined State 1 Return is amended (the “State 1 Redetermination Event”), to report combined taxable income of $500,000, a $50,000 research and development tax credit, and a Tax liability of $0 (viz., (.1)($500,000), minus the $50,000 research and development tax credit), resulting in a refund of $50,000 that is paid to External Distributing. Under Section 3.3(d), External SpinCo is required to reimburse External Distributing for reasonable outside advisor fees incurred in connection with amending the 2014 Combined State 1 Return.

Under Section 4.3 the amounts paid under this Agreement are redetermined to take into account the State 1 Redetermination Event. In this regard, the parties take the following into consideration:

(i) Without regard to Tax Benefits, the amended 2014 Combined State 1 Return reflects $900,000 of combined taxable income that is allocated to External Distributing under Section 2.2, and $100,000 of combined taxable income that is allocated to External SpinCo. Therefore, under Section 2.1 (and ignoring Tax Benefits) External Distributing is liable for $90,000 of Tax and External SpinCo is liable for $10,000 of Tax.

(ii) The amended 2014 Combined State 1 Return reflects two Tax Benefits. The $50,000 of research and development tax credits are allocated entirely to External Distributing and therefore are utilized by External Distributing under Section 2.1(c)(i) to reduce its Tax liability. The $500,000 loss carryback is allocated solely to External SpinCo under Section 2.2(a)(ii)(D), but, taking into account only those Tax Items allocated to External SpinCo during such Tax Year (viz., $100,000 of combined taxable income), only $100,000 of such Tax Benefit would be allowable under applicable Tax Law. Therefore, under Section 2.1(c)(ii), only $100,000 of the loss carryback is utilized by External SpinCo, and the remaining $400,000 of the loss carryback is utilized by External Distributing under Section 2.1(c)(iii). Taking into account the utilization of Tax Benefits, External Distributing and External SpinCo each have no liability for any Tax with respect to the amended 2014 Combined State 1 Return.

(iii) External Distributing paid the $50,000 Tax liability reflected on the 2014 Combined State 1 Return as originally filed and received a refund of $50,000 from the Tax

Authority, resulting in a net payment of $0 from External Distributing to the Tax Authority. Because External Distributing received a $10,000 payment from External SpinCo for the portion of the Tax for which External SpinCo is liable under Section 2.1 and, as a result of the State 1 Redetermination Event, External SpinCo is not liable for any Tax with respect to the amended 2014 Combined State 1 Return, External Distributing is required under Section 4.3 to make a payment of $10,000 to External SpinCo (subject to the limitation in the last sentence of Section 4.3). Furthermore, subject to the limitation set forth in the last sentence of Section 4.3, under Section 2.1(b)(ii)(D) External Distributing is required to pay External SpinCo for the loss carrybacks that were utilized by External Distributing. Under Section 4.2(d)(iii), the amount of the payment from External Distributing for the utilization of the loss carryback would be $40,000 (viz., the amount by which External Distributing’s Taxes were actually reduced by the Tax Benefit).

Based on the foregoing, the redetermined payment attributable to the State 1 Redetermination Event is determined to be a payment from External Distributing to External SpinCo of $50,000 (viz., $10,000 as repayment of the payment previously received from External SpinCo for its allocable share of Taxes, and $40,000 for External Distributing’s utilization Tax Benefits allocated to External SpinCo). However, this redetermined payment attributable to the State 1 Redetermination Event is not required to be made under Section 4.3 because it does not exceed $50,000.

In addition to the State 1 Redetermination Event, assume that the relevant Tax Authority initiates a Tax Contest in 2015 with respect to a Joint Return filed by External Distributing with respect to Non-Income Taxes in State 2 for the period that begins on October 1, 2014, and ends on the Distribution Date (the “State 2 Non-Income Tax Return”). Consistent with Sections 3.1, 4.1, and 4.2(a), External Distributing originally prepared and filed the State 2 Non-Income Tax Return, paid the $150,000 Tax liability reported thereon, and timely received a $50,000 payment from External SpinCo for the portion of the Tax for which External SpinCo was liable under Section 2.1. As a result of this Tax Contest (the “State 2 Redetermination Event”), however, it is concluded that an exemption was available to the External SpinCo Business, making the correct Tax liability on the State 2 Non-Income Tax Return equal to $110,000, $100,000 of which is allocated to External Distributing. Therefore, following the redetermination of payments made with respect to the State 2 Non-Income Tax Return under Section 4.3, it is determined that External SpinCo overpaid External Distributing by $40,000. Additional payments calculated with respect to the State 1 Redetermination Event and the State 2 Redetermination Event are not aggregated for purposes of applying the threshold in Section 4.3 because they arise from separate Redetermination Events. Therefore, no payment is required to be made under Section 4.3 from External Distributing to External SpinCo with respect to the State 2 Redetermination Event.

APPENDIX B

AcryMed Incorporated

Aria Aesthetics, Inc.

Avent Slovakia, Inc.

Avent, Inc.

Ballard Medical Products

Ballard Purchase Corporation

Ballard Real Estate Holdings, Inc

BMCO One, Inc.

BMCO Two, Inc.

Cardiotronics Systems, Inc.

Eastern Safeskin Corp.

Halyard Healthcare Inc.

I-Flow Corporation

Kimberly-Clark PHC International, Inc.

Medical Innovations Corporation

Mistassist, Inc.

Plastic Engineered Products Company

R2 Medical Systems, Inc.

Safeskin Corporation

Safeskin Insurance Management, Inc.

Safeskin Real Estate

Safeskin Scientific Corporation

Safeskin Sensicon Corporation

Spenco Medical Corporation

TAC II

Tactyl Technologies, Inc.

TCNL Technologies

Tecnadyne Scientific Incorporated

Tecnol Consumer Products, Inc.

Tecnol Medical Products, Inc.

Tecnol New Jersey Wound Care, Inc.

Tecnol, Inc.

Tri-Med Specialties, Inc.

Value Select Corporation

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